UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Cintas Corporation
(Name of registrant as specified in its charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6800 Cintas Boulevard
Cincinnati, Ohio 45262
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
Dear Shareholder:
On behalf of the Board of Directors (the Board) and employee-partners of Cintas Corporation (the Company), I invite you to attend our Annual Meeting of Shareholders (Annual Meeting) on October 24, 2023, at 11:30 a.m. Eastern Daylight Time. This year’s Annual Meeting will be a virtual meeting of shareholders. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CTAS2023. You will not be able to attend the Annual Meeting in person.
We have designed our virtual format to enhance, rather than constrain, stockholder access and participation. For example, if you experience technical difficulties during the Annual Meeting, there will be technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or voting during the meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be listed on the Annual Meeting login web page.
This booklet includes notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our director nominees.
Shareholders entitled to vote at this Annual Meeting are those of record as of the close of business on August 28, 2023. Please note that only shareholders of record or holders of valid proxies from such shareholders may attend online or vote during the meeting. Even if you are planning to attend the virtual meeting, you are strongly encouraged to vote your shares in advance through one of the methods described in the proxy statement.
We are once again pleased to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (the Notice) instead of a paper copy of the proxy statement, the accompanying proxy card and our 2023 Annual Report. The Notice contains instructions on how to access and review those documents over the Internet and vote online, as well as how shareholders can elect to receive paper copies of the proxy statement, proxy card and 2023 Annual Report free of charge. We believe that this process will allow us to provide our shareholders with the information they need in a timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
Whether or not you plan to attend the meeting, please complete and return your proxy card or vote by telephone or via the Internet by following the instructions on your proxy card.

Sincerely,

Scott D. Farmer
Executive Chairman of the Board September 12, 2023

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF CINTAS CORPORATION

Time:	11:30 a.m., Eastern Daylight Time
Date:	October 24, 2023
Place:	Online at www.virtualshareholdermeeting.com/CTAS2023
Access:
Visit www.virtualshareholdermeeting.com/CTAS2023. To be able to access the Annual Meeting, you must have your 16-digit control number that is printed on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials).

Purpose:	1. To elect as directors, the ten nominees named in the attached proxy materials;
2. To approve, on an advisory basis, named executive officer compensation;
3. To recommend, on an advisory basis, the frequency of future advisory votes to approve named executive officer compensation;
4. To ratify Ernst & Young LLP as our independent registered public accounting firm for fiscal 2024;
5. To vote on a shareholder proposal regarding greater disclosure of material corporate diversity, equity and inclusion data, if properly presented;
6. To vote on a shareholder proposal regarding disclosure of managing climate risk through science- based targets and transition planning, if properly presented; and
7. To conduct other business, if properly raised.

Only shareholders of record on August 28, 2023, are entitled to notice of and to vote at, or attend, the meeting or any adjournment thereof. The approximate mailing date of the Notice of Internet Availability of Proxy Materials is September 12, 2023.

The vote of each shareholder is important. Whether or not you plan to virtually attend the 2023 Annual Meeting, please vote at your earliest convenience. You can vote your shares by completing and returning the proxy card sent to you. Shareholders can also vote their shares over the Internet or by telephone by following the voting instructions on the proxy card.

D. Brock Denton
Senior Vice President, General Counsel, and Secretary
September 12, 2023

Important Notice Regarding the Availability of Proxy Materials for the
 Annual Meeting of Shareholders To Be Held on October 24, 2023

The Notice of Annual Meeting, 2023 Proxy Statement, the Company's 2023 Annual
 Report and Form of Proxy are available at www.cintas.com

LETTER FROM OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER

Dear Cintas Shareholder:

We recently celebrated our 40th anniversary as a public company by ringing the opening bell at NASDAQ on August 18th. I am proud of what we have accomplished and grateful for the hard work and dedication of our employee-partners and support of our customers. Cintas customers continue to recognize the value we provide, and more and more prospects are becoming interested every day. Every business has a need for products and services that help protect and enhance their image, safety, cleanliness and compliance. Cintas is here to help customers build a better workday.

This hard work, dedication and support enabled us to realize significant operational and financial accomplishments in our fiscal year ended May 31, 2023.

Cintas sales were $8.82 billion in fiscal year 2023, an increase of 12.2% over the previous fiscal year. Diluted earnings per share (EPS) for fiscal 2023 was $12.99 compared to $11.65 in fiscal 2022, an increase of 11.5%. Fiscal year 2022 diluted EPS included a gain on sale of operating assets and a one-time gain on an equity method investment transaction, which totaled $0.37 per share in the aggregate. For the fiscal year, net cash provided by operations was $1.60 billion, an increase of 3.9% compared to the prior fiscal year. We delivered these results in the face of meaningful economic headwinds – including inflation, energy prices and supply chain disruptions.

We expect continued growth ahead, and we’ve been investing in our business to ensure we capitalize on the opportunities. Throughout fiscal year 2023:
•We invested significantly in further supporting our approximately 44,500 employee-partners and recruiting new talent to grow and diversify our workforce.
•We implemented a new customer service platform to facilitate customer needs in both a more personal and efficient manner.
•We’re exploring and investing in new innovative technologies that help our teams create better customer solutions, in our plants, our fleet, our products and services, and even how we work together to conduct our business day-to-day.
•We’ve expanded technological integrations across our enterprise to further differentiate our products and services in the marketplace and strengthen our competitive advantages in the categories we operate.

These efforts and successes have not gone unnoticed. Cintas was recognized as one of Fortune’s World’s Most Admired Companies, as well as one of America’s Most Responsible Companies by Newsweek. We were again named to the prestigious Fortune 500 list for the sixth year in a row. We also continue to earn respect and recognition for our people-focused programs around our Diversity, Equity and Inclusion (DEI) efforts, including awards for our programs supporting disabled, veteran and military-affiliated partners.

Last year I introduced three core priorities – Technology, Brand and Environmental, Social and Governance (ESG) – with the goal of driving our focus, providing increased competitive advantages and continuing to differentiate us in the marketplace. I am pleased to share some of the progress Cintas has made on each of these over the past year, and we’re excited for the future that lies ahead.

1. Technology – We are advancing our digital transformation by using technology to drive efficiencies in our production facilities and on our routes, via our proprietary SmartTruck technology. In addition, we are in the early innings of integrating our MyCintas customer portal, which will make it easier for our customers to transact with us across a range of functions from billing, to ordering, to messaging and delivery time. As we look to the future, we are excited to have great technology partners in SAP and Verizon, which are helping us to provide a better customer experience and improve efficiencies within our business. Together with our newest strategic technology partner, Google, we will be leveraging their Google Cloud Platform to stay at the forefront of technology innovation. We are confident technology will continue to support Cintas employee-partners to be even more successful with their customers, drive down operating costs and improve efficiencies, and serve as a competitive advantage for Cintas now and well into the future.

2. ESG – Cintas was founded on a sustainable business model, and ESG remains a clear business and strategic priority for us. Over the last three years, we have focused our solutions on reducing, reusing, recycling and repurposing our textiles and progress towards our Path to Net Zero. In addition, we are taking steps to explore opportunities to conserve water by minimizing our water draw across our operations. These solutions continue to resonate with our customers and prospects as we help them achieve their sustainability initiatives, while simultaneously driving business efficiencies for our own operations.

In January, we issued our third annual ESG report with new data and information, including expanded reporting of the Company’s energy sources and use, a complete accounting of emissions and deeper insights on water stewardship. We also expanded our disclosure of Cintas’ employee-partner training and development, safety and health initiatives and community impact. ESG considerations are helping us drive Cintas forward in every area of our business, and we have no doubt it will continue to demonstrate increasing value to our customers, shareholders and employee-partners.

3. Brand – Building on our initiatives initiated in fiscal 2022, we remain committed to reinforcing the Cintas brand. Innovation, execution, and achievement, while operating in a responsible and ethical manner, have come to underscore our corporate reputation. At the same time, we strive to evolve and extend to serve the needs of our shareholders, stakeholders and society at large, building on our strong foundation and continuing to elevate the way we communicate what we do, how we do it and how we show up for our customers on a daily basis.

Every day, nearly 11,500 trucks pull out of Cintas parking lots to take care of our more than one million business customers by providing the products and services they need to help with image, safety, cleanliness and compliance. The Cintas brand not only represents what we deliver, but how we do so. I am proud to lead an organization that embraces being approachable and inspired, collaborative and caring, and appreciative and positive. The unwavering commitment on the part of our employee-partners has enabled us to be the largest rental workwear provider in North America, the largest van-delivered first aid and safety provider in North America and one of the largest providers of fire protection services in the United States.

Our track record demonstrates that we are great fiduciaries of our shareholders’ investment – growing our sales and profits for 52 of the past 54 years, but we are not resting on our past success. Instead, we are looking forward to capitalizing on opportunities to invest in our business, our employee-partners and our customers to continue to drive revenue, margin, cash flow and shareholder value well into the future.

Our strong financial and operating performance would not be possible without the diligent and disciplined efforts of our employee-partners. They continue to execute everyday by focusing on our customers and helping them work smarter, faster and more efficiently. We’re excited for the future that lies ahead.

Thank you for your ongoing support of Cintas, and we look forward to another successful year.

Todd M. Schneider
President and Chief Executive Officer

CORPORATE GOVERNANCE MATTERS
ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

The Nominating and Corporate Governance Committee of the Board has nominated for election the following individuals: Gerald S. Adolph, John F. Barrett, Melanie W. Barstad, Karen L. Carnahan, Robert E. Coletti, Scott D. Farmer, Martin Mucci, Joseph Scaminace, Todd M. Schneider and Ronald W. Tysoe. Proxies solicited by the Board will be voted for the election of these nominees if no direction is given. All directors elected at the Annual Meeting will be elected to hold office until the next Annual Meeting, with each director to serve until such director's successor is elected and qualified or until such director's earlier resignation or removal. In voting to elect directors, shareholders are not entitled to cumulate their votes.

In accordance with NASDAQ Stock Market, LLC (NASDAQ) rules, our Board affirmatively determines the independence of each director and nominee for election as a director in accordance with the elements of independence set forth in the NASDAQ listing standards and rules promulgated under the Securities Exchange Act of 1934 (Exchange Act). Cintas' director independence standards, incorporated in the Corporate Governance Guidelines, are available on our website at www.cintas.com, under About – Investor Relations – Corporate Governance. Based on these standards, the Board determined that each of the following nonemployee directors is independent: Gerald S. Adolph, John F. Barrett, Melanie W. Barstad, Karen L. Carnahan, Martin Mucci, Joseph Scaminace and Ronald W. Tysoe. Our Audit, Compensation and Nominating and Corporate Governance Committees are composed solely of independent directors. All directors are elected for one-year terms. Information on each of our nominees is given below.
An uncontested election is one in which the number of nominees does not exceed the number of directors to be elected. In an uncontested election, like this election, our Bylaws require that any nominee who does not receive a majority of the votes cast with respect to such nominee must promptly offer his or her resignation to the Board. The Nominating and Corporate Governance Committee will take the matter under advisement and make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. The Board has 90 days following certification of the shareholder vote to consider the offer of resignation. Within such 90-day period, the Board will promptly disclose publicly its decision whether to accept the director's resignation offer.
If a director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

The Board recommends you vote FOR each of the following nominees:

Gerald S. Adolph
Age: 69
Director Since: 2006
Independent Director
Board Committees: - Compensation Committee (Chair) - Nominating and Corporate Governance Committee
Background: Gerald S. Adolph was a Senior Partner with Booz Allen Hamilton (later changed to Booz & Company), a consulting firm, from 1981 to 2016. Mr. Adolph held numerous positions at Booz & Company, including Worldwide Chemicals Practice Leader, Worldwide Consumer and Health Practice Leader and Global Mergers and Restructuring Practice Leader. He also served on the Booz Allen Hamilton board of directors from 1994 to 1997.

Qualifications and Key Skills: The Board believes that Mr. Adolph's consulting experience, giving him insight into various corporate governance and business management issues, as well as his status as an independent director, makes his service on the Board integral to Cintas.

John F. Barrett
Age: 74
Director Since: 2012
Independent Director
Board Committees: - Audit Committee - Nominating and Corporate Governance Committee
Background: John F. Barrett is the Chairman, President and Chief Executive Officer of Western & Southern Financial Group, a Cincinnati-based diversified family of financial services companies. He has been Chief Executive Officer since 1994. He served as a director of Convergys Corporation from 1998 to 2016, The Fifth Third Bancorp and its subsidiary, The Fifth Third Bank, from 1988 to 2009, The Andersons, Inc. from 1992 to 2008 and Cincinnati Bell Inc. from 1992 to 1998.

Qualifications and Key Skills: The Board believes that Mr. Barrett's principal executive officer experience and service as a director of other publicly-traded companies, which have provided him with a deep understanding of business matters, his broad financial acumen and his status as an independent director, make his service on the Board valuable to Cintas.

Melanie W. Barstad
Age: 70
Director Since: 2011
Independent Director
Board Committees: - Compensation Committee - Nominating and Corporate Governance Committee
Background: Melanie W. Barstad was with the Johnson & Johnson Family of Companies, a diversified global provider of consumer products, prescription medicines and medical devices, for 23 years, retiring in 2009 as President of Women's Health in the Medical Device and Diagnostics Division. She served as a management board member on numerous Johnson & Johnson operating company boards from 1997 to 2009, including Johnson & Johnson Health Care Systems, Ethicon Endo Surgery and Johnson & Johnson Medical. Ms. Barstad also served as co-chair of the Johnson & Johnson Women's Leadership Initiative and served on the Auburn University Foundation Board of Directors from 2008 to 2016, where she chaired the Directorship Committee and served on the Executive Committee. She was recognized in 2018 by the Auburn University Alumni Association receiving the Auburn University Lifetime Achievement Award. Ms. Barstad was honored in 2019 by Women Inc. as one of the 2019 Most Influential Corporate Board Directors. She has also been included in the Agenda Compensation 100 listing.

Qualifications and Key Skills: The Board believes that Ms. Barstad's experience running complex, enterprise-wide global businesses as a line executive and as a management board member and her status as an independent director, makes her service on the Board valuable to Cintas.

Karen L. Carnahan
Age: 69
Director Since: 2019
Independent Director
Board Committees: - Audit Committee (financial expert under SEC guidelines) - Nominating and Corporate Governance Committee
Background: Karen L. Carnahan was an employee-partner of Cintas for more than 30 years, where she served at an executive level for more than 20 years, including the roles of Vice President and Treasurer, Vice President of Corporate Development and President and Chief Operating Officer of Cintas' document management division. In 2014, Ms. Carnahan joined Shred-it International Inc. (Shred-it) as chief operating officer when Cintas' document management business merged with Shred-it, from which she then retired in 2015. Ms. Carnahan is on the Board of Trustees of Touchstone Investments (a member of Western & Southern Financial Group). In addition, Ms. Carnahan has received several prestigious awards including being named a Woman of Excellence by the West Chester, Ohio Chamber Alliance in 2007, a Greater Cincinnati YWCA Career Woman of Achievement in 2009 and received the Ohio Diversity Council's Glass Ceiling Award in 2013.

Qualifications and Key Skills: The Board believes that Ms. Carnahan's understanding of Cintas through her many years as a trusted employee-partner at Cintas, her status as an independent director and the fact that she is an "audit committee financial expert" under SEC guidelines, make her service on the Board beneficial to Cintas.

Robert E. Coletti
Age: 66
Director Since: 2016
Board Committees: - Executive Committee
Background: Robert E. Coletti has served as a retired partner emeritus of the law firm of Keating Muething & Klekamp PLL (KMK). Mr. Coletti joined KMK in 1982, where he became a partner in 1988 and a senior partner in 2016, with a practice concentrated in the corporate, securities and financing areas. Mr. Coletti currently serves on the Board of Directors of The Everglades Foundation and Gilligan Oil Company. Mr. Coletti served on the Miami University Board of Trustees from 2014 to 2021. He was a Trustee of the Miami University Foundation from 2006 to 2012, where he also served as Chairman of the Board from 2010 to 2012.

Qualifications and Key Skills: The Board believes that Mr. Coletti's knowledge of Cintas, gained through his many years of advising Cintas and his legal expertise surrounding complicated business matters, make his service on the Board valuable to Cintas.

Scott D. Farmer
Age: 64
Director Since: 1994
Board Committees: - Executive Committee
Background: Scott D. Farmer joined Cintas in 1981. He has held the positions of Vice President – National Account Division, Vice President – Marketing and Merchandising, Rental Division Group Vice President and Chief Operating Officer. He was elected Chief Executive Officer in July 2003. Mr. Farmer was appointed Chairman of the Board in September 2016, and upon his retirement as Chief Executive Officer in May 2021, he was appointed Executive Chairman of the Board.

Qualifications and Key Skills: The Board believes that Mr. Farmer's breadth of knowledge and experience in the areas of marketing, business development and corporate strategy, as well as his familiarity with all aspects of Cintas' business, render his service on the Board extremely beneficial to Cintas.

Martin Mucci
Age: 63
Director Since: 2023
Independent Director
Board Committees: - Audit Committee (financial expert under SEC guidelines) - Nominating and Corporate Governance Committee
Background: Martin Mucci was appointed a Director of Cintas in fiscal 2023. Mr. Mucci served as Chief Executive Officer of Paychex, Inc. (Paychex), a human capital services company, from September 2010 to October 2022, which he originally joined in 2002 as Senior Vice President, Operations. Prior to joining Paychex, Mr. Mucci had a 20-year career with Frontier Communications of Rochester, a telecommunications company, where he held various senior level positions, including President of Telephone Operations and President and Chief Executive Officer of Frontier Telephone of Rochester. He currently serves as the Chairman of the Board of Paychex and is also a board member of NCR Corporation.

Qualifications and Key Skills: The Board believes that Mr. Mucci’s senior leadership in digital transformation, customer experience and corporate financial matters for publicly traded companies, as well as his independent director status and that the fact that he is an “audit committee financial expert” under SEC guidelines, makes his service on the Board extremely beneficial to Cintas.

Joseph Scaminace
Age: 70
Director Since: 2010
Independent Director
Board Committees: - Compensation Committee - Nominating and Corporate Governance Committee (Chair) - Executive Committee (Chair)
Background: Joseph Scaminace is designated as Lead Director of the Cintas Board of Directors. Mr. Scaminace was Chairman, President and Chief Executive Officer of Vectra Corporation (formerly OM Group, Inc.), a diversified industrial growth company, from 2005 until his retirement in 2015. Prior to joining Vectra Corporation, Mr. Scaminace was the President and Chief Operating Officer of The Sherwin-Williams Company, a paint and coatings company, where he had worked in various capacities since 1983. He is a member of the Board of Trustees of The Cleveland Clinic. Mr. Scaminace is also a director of Parker Hannifin Corporation.

Qualifications and Key Skills: The Board believes that Mr. Scaminace's principal executive officer experience and service as a director of another publicly-traded company, which have provided him insight into high-level corporate governance and executive compensation matters, as well as his independent director status, make him an integral member of Cintas' Board.

Todd M. Schneider
Age: 56
Director Since: 2021
Background: Todd M. Schneider joined Cintas in 1989. He has held various positions within Cintas, including several management positions. He was Vice President of Sales of the Midwest/South Central Region Rental Division and President and Chief Operating Officer of the former Document Management Division. He served as Senior Vice President of Sales of the Rental Division until June 2013, when he was appointed President & Chief Operating Officer of the Rental Division. In July 2018, Mr. Schneider was appointed Executive Vice President and Chief Operating Officer responsible for operations and marketing. In June 2021, Mr. Schneider was appointed President and Chief Executive Officer of Cintas.

Qualifications and Key Skills: The Board believes Mr. Schneider's extensive knowledge of Cintas through his various management and leadership roles makes his service on the Board extremely beneficial to Cintas.

Ronald W. Tysoe
Age: 70
Director Since: 2008
Independent Director
Board Committees: - Audit Committee (Chair) (financial expert under SEC guidelines) - Nominating and Corporate Governance Committee
Background: Ronald W. Tysoe served as Vice Chairman of Federated Department Stores, Inc. (now known as Macy's Inc.), a clothing and home furnishings company, from April 1990 to October 2006. Mr. Tysoe has previously served as a director of Taubman Centers, Inc. from 2007 to 2020, J. C. Penney Company, Inc. from 2013 to 2020, Canadian Imperial Bank of Commerce from 2004 to 2019, Pzena Investment Management Inc. from 2008 until 2013 and Scripps Networks Interactive, Inc. from 2008 to 2018.
Qualifications and Key Skills: The Board believes that Mr. Tysoe's service as a Vice Chairman of another publicly-traded company, his independent director status and the fact that he is an "audit committee financial expert" under SEC guidelines, given his understanding of accounting and financial reporting, disclosures and controls, make his Board service extremely beneficial to Cintas.

BOARD DIVERSITY

We believe it is important that our Board is composed of individuals reflecting the diversity represented by our employees-partners, our customers and our communities. Our Nominating and Corporate Governance Committee takes into account, among other factors which it may deem appropriate, the judgment, skill, diversity, business experience and needs of the Board as its function relates to the business of Cintas when nominating directors.

Cintas is committed to diversity, equity and inclusion, and to attracting, hiring and retaining a diverse workforce that is representative of the communities we serve. This commitment extends to the diverse composition of the Board. As noted in the Board Diversity Matrix below, 20% of the current Board members self-identify as female, and 10% of the current Board members self-identify as African American or Black.

The Board Diversity Matrix set forth below reports self-identified diversity statistics for the Board prior to the Annual Meeting. Should each of the nominees for director under Item 1 be reelected to the Board at the Annual Meeting, the diversity statistics set forth below would remain the same after the completion of the Annual Meeting.

Board Diversity Matrix (As of August 31, 2023)
Total Number of Directors:	10

Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	8	0	0

Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	7	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0

CORPORATE GOVERNANCE
Cintas is a Washington corporation and, therefore, governed by the corporate laws of Washington. Since its stock is publicly traded on the NASDAQ Global Select Market and it files reports with the SEC, it is also subject to the rules of NASDAQ, as well as various provisions of federal securities laws and the Sarbanes-Oxley Act of 2002 (SOX).

Governance of the Company is placed in the hands of the directors who, in turn, elect officers to manage the business operations. The Board oversees the management of Cintas on your behalf. It reviews Cintas' long-term strategic plans and exercises direct decision making authority in all major decisions, such as significant acquisitions, deconsolidations and the declaration of dividends. The Board also reviews financial and internal controls and management succession plans.

Shareholders may communicate with the full Board or individual directors on matters concerning Cintas by mail or through our website. Such communication should be sent to the attention of the Secretary. Interested persons may communicate directly and confidentially with our non-management directors by writing to D. Brock Denton, 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737. However, any such communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to Cintas' business or communications that relate to improper or irrelevant topics. In addition, please note that the Secretary will not forward communications that are spam, junk mail or mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.
BOARD'S ROLES AND RESPONSIBILITIES
Leadership Structure
The Board is responsible for evaluating and determining Cintas' leadership structure. Currently, two separate individuals serve in the capacities of Executive Chairman and Chief Executive Officer (CEO), respectively. Mr. Scott D. Farmer was appointed Executive Chairman of the Board in 2021 upon his retirement as CEO, and Mr. Todd M. Schneider transitioned to the position of President and CEO of the Company to replace Mr. Farmer in 2021. Mr. Schneider was also appointed to the Board in 2021.

Mr. Farmer had been Cintas' CEO since 2003 and Chairman of the Board since fiscal 2017. As Executive Chairman, Mr. Farmer is responsible for presiding over all meetings of the Board and shareholders, setting agendas for Board meetings and providing advice and counsel to Cintas' management regarding Cintas' business and operations. Mr. Schneider has been employed by Cintas since 1989, serving in various management and executive capacities. As CEO, Mr. Schneider is responsible for the general management, oversight, supervision and control of the business and affairs of Cintas, and ensuring that all actions and resolutions of the Board are carried into effect. With their many years of experience with Cintas, the Board believes that Mr. Farmer and Mr. Schneider are uniquely qualified to be Cintas' Executive Chairman and CEO, respectively. We believe that this leadership structure is currently the most appropriate for Cintas.

In electing the Executive Chairman and appointing the CEO, the Board considers nominees' knowledge of and experience with Cintas and its corporate culture, general industry experience and other executive skills. Our Board recognizes that, depending on the circumstances, leadership models other than the current model might be appropriate. Our corporate governance guidelines provide that the Board selects the Executive Chairman of the Board in the manner that it determines to be in the best interests of Cintas' shareholders.

The Board designates a nonemployee director to serve as the Lead Director to preside over meetings of independent directors, coordinate the activities of the other nonemployee directors, act as liaison among other directors, preside at Board meetings in the absence of the Executive Chairman and to perform such other duties and responsibilities as the Board may determine. The Board has designated Joseph Scaminace as the Lead Director.

Risk Oversight
The entire Board, rather than a separate board committee, oversees Cintas' risk management process. Cintas relies on a comprehensive enterprise risk management (ERM) process to aggregate, monitor, measure and manage risks. The ERM approach is designed to enable the Board to establish a mutual understanding with management of the effectiveness of Cintas' risk management practices and capabilities, to review Cintas' risk exposure and to elevate certain key risks for discussion at the Board level as appropriate.

Our senior management is responsible for identifying, assessing and managing the Company's exposure to risk, and we have established a risk committee which is responsible for overseeing and monitoring our risk strategy and chartering risk mitigation related actions. The risk committee is chaired by the President and CEO and has broad-based functional representation, including the Senior Counsel and Chief Compliance Officer and senior management from Cintas' internal audit, compliance, legal, operations, security and finance areas. The President and CEO is the only member of the Board on the risk committee.

The risk committee has scheduled quarterly meetings, which may or may not take place depending on the current needs. At its meetings, the risk committee discusses risks to Cintas' business (operational, financial and legal), the potential impact to the business and the probability of occurrence in order to determine the best solution and identify the need for resource allocation. This process includes evaluating management's preparedness to respond to the risk if realized. For example, during fiscal 2023, the Board continued and expanded upon its increased dialogue with management regarding the reputational, business and financial risks associated with the company's cyber security strategies and protocols.

One risk committee meeting annually focuses entirely on ERM. The risk profiles and current and future mitigating actions are discussed and refined during subsequent meetings with senior management and the President and CEO. Thereafter, the risk committee presents a comprehensive report to the Board in an interactive session during which the Board has the opportunity to further discuss the risk committee's assessments and conclusions.
Environmental, Social and Governance (ESG)
Cintas is committed to being a responsible corporate citizen and strives to incorporate ESG principles into the daily operations of its business. The Board oversees our strategic approach to sustainable long-term value creation consistent with our desire to protect the environment, enhance humanity (social) and be accountable (governance). The Board oversees ESG matters, including training and development, employee-partner health and wellness, diversity, equity and inclusion, and pay equity. The Board also oversees our principal operating, business and compliance and ethics risks, including environmental matters, responsible and ethical sourcing, cybersecurity and workplace conduct.

Our Board of Directors and management team value continuous engagement with Cintas shareholders. Shareholders provide information and viewpoints to assist us in making informed decisions, and we acknowledge that shareholders also desire communication for numerous benefits. Our Board and management engage with shareholders throughout the year in the Annual Shareholders Meeting, analyst conferences, non-deal roadshows, one-on-one investor meetings and other events. Topics of discussion include company performance, responses to changing market conditions, corporate strategy, management performance, executive compensation and capital allocation. Key areas of discussion with shareholders in the past year included our human capital management practices, including safety and diversity, and our commitment to sustainability including the issuance of our ESG report. We remain committed to engaging with our shareholders and look forward to the continuous dialogue.

We report ESG topics in our annual ESG Report, which has extensive information on specific ESG areas and is available on our website at www.cintas.com/company/esg. Our ESG Report is not, however, incorporated herein by reference.
Corporate Culture and Strategy
We believe that our culture at Cintas is just as essential as our products and services. Our culture influences the quality of the employee-partners we hire, the way we communicate and interact with our customers and each other and our performance standards. Our culture is the cornerstone, representing our values, our behaviors, our way of working and how we approach our business, which is strong relationships and a dedication to taking care of one another and our customers. We operate according to the Cintas Code of Conduct and Business Ethics, available on our website at www.cintas.com/company/esg, which mandates full compliance with applicable laws and regulations and helps to preserve the integrity of our Company. The Board has required the adoption of the Cintas Code of Conduct and Business Ethics by directors, officers (including our principal executive officer and principal financial officer) and employee-partners. Cintas intends to post on its website within four business days after approval any amendments or waivers to the Cintas Code of Conduct and Business Ethics.

The Board engages with management regarding the development of the Company’s corporate strategy by reviewing and approving the annual strategic plan, which presents key initiatives and strategies over the next five years. The Board is provided with regular updates on the Company’s performance against its strategic plan and the progress of strategic initiatives. These actions allow the Board to have an ongoing and open dialogue with management regarding corporate strategy and long-term value creation.
BOARD COMMITTEES AND MEETINGS
The directors have organized themselves into the following committees: the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee. These committees are described below and help carry out Board responsibilities. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. Cintas expects all directors to attend all regularly scheduled Board, committee and shareholder meetings. All of the then presiding directors attended the 2022 Annual Meeting of Shareholders, except for Mr. Coletti, who was unable to attend. During fiscal 2023, the Board met on four occasions. Each of Cintas' presiding directors attended 75% or more of the meetings of the Board and committees of which they were a member during fiscal 2023. In addition, the independent directors met in executive session on four occasions during fiscal 2023 without the presence of the non-independent director and management directors. The Lead Director presided over each session.

Each of our three standing committees operates under a written charter approved by the Board. The charters of each of our standing committees are available in the Investor Relations section of our website at www.cintas.com, under About – Investor Relations – Corporate Governance.

The current composition of each Board committee is set forth below:

Director	Nominating and Corporate Governance Committee	Audit Committee	Compensation Committee
Gerald S. Adolph	X		Chair
John F. Barrett	X	X
Melanie W. Barstad	X		X
Karen L. Carnahan(1)	X	X
Robert E. Coletti
Scott D. Farmer
Martin Mucci(1)	X	X
Joseph Scaminace	Chair		X
Todd M. Schneider
Ronald W. Tysoe(1)	X	Chair

Meetings in fiscal 2023	3	8	3
___________
(1) Audit committee financial expert under SEC guidelines.
Cintas also has an Executive Committee, which is composed of Joseph Scaminace (Chairman), Scott D. Farmer and Robert E. Coletti. The Executive Committee acts for the Board as required between Board meetings. This Committee had no meetings in fiscal 2023, but did take several actions in writing.

Each of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee is composed entirely of independent, nonemployee directors, each of whom meets the relevant independence requirements established by NASDAQ and SOX that apply to their particular assignments.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is governed by a written charter adopted by the Board. The Nominating and Corporate Governance Committee is responsible for nominating persons for election as directors at each annual shareholders' meeting, making recommendations for filling any Board vacancies that may arise between meetings due to resignation or other factors and developing and recommending to the Board corporate governance policies and guidelines for Cintas. During fiscal 2023, Mr. Mucci was initially recommended to the Nominating and Corporate Governance Committee of the Board as a director nominee by a global executive search and leadership consulting firm that was engaged by Cintas to conduct a nationwide search to identify and retain a new director.
Cintas does not have a formal policy regarding diversity in determining director nominees. However, in nominating directors, the Nominating and Corporate Governance Committee takes into account, among other factors which it may deem appropriate, the judgment, skill, diversity, business experience and needs of the Board as its function relates to the business of Cintas. As set forth in our Corporate Governance Guidelines, the Company has committed that the initial list from which new independent director nominees are chosen will include qualified female and racially/ethnically diverse candidates. The Company values diverse perspectives and experiences when determining director nominees. The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written correspondence directed to the Secretary of Cintas. The Nominating and Corporate Governance Committee does not have specific minimum qualifications that must be met for a candidate to be nominated as a director and evaluates the qualifications of candidates properly submitted by shareholders on the same basis as those of other director candidates. However, in no event shall any nomination made by a shareholder be binding on Cintas unless it is made in strict accordance with Cintas' Bylaws as they may be amended from time to time.
Audit Committee
The Audit Committee is governed by a written charter adopted by the Board. Each of Ronald W. Tysoe, Karen L. Carnahan and Martin Mucci have been designated as an Audit Committee financial expert by the Board, and the Board has determined that Mr. Tysoe, Ms. Carnahan and Mr. Mucci satisfy the expertise and audit committee independence standards required by NASDAQ and the SEC.
The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee also evaluates information received from the independent registered public accounting firm and management to determine whether the registered public accounting firm is independent of management. The independent registered public accounting firm reports directly to the Audit Committee.
The Audit Committee is responsible for oversight of information security matters. The Chief Information Officer (CIO) provides quarterly updates to the Audit Committee on cyber security matters and annually provides a comprehensive update on the Company’s information security process. This includes status updates on new platforms/systems being implemented, IT Security/Governance (including the Company’s Security Maturity Level), status updates on information security standards and frameworks, such as the National Institute of Standards and Technology (NIST), any prevailing threats to the Company’s systems and IT countermeasures to mitigate the risks from cyber attacks. The Audit Committee monitors a robust information security training and compliance program that is completed annually, including the annual trainings on Information Security Awareness and Payment Card Industry Standards (PCI) Compliance. The Audit Committee oversees the information security insurance policy as well.
The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Cintas concerning accounting, internal accounting controls or auditing matters and has established procedures for the confidential and anonymous submission by employee-partners of any concerns they may have regarding questionable accounting, auditing or financial matters.
The Audit Committee approves all audit and nonaudit services performed for Cintas by its independent registered public accounting firm prior to the time that those services are commenced. The Chairman also has the authority to approve these services between regularly scheduled meetings. In this event, the Chairman reports approvals made by him to the full Committee at each of its meetings. For these purposes, the Audit Committee, or its Chairman, is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate time frame and proposed cost arrangements for that service.

Compensation Committee
The Compensation Committee is governed by a written charter adopted by the Board. In discharging the responsibilities of the Board relating to compensation of Cintas' CEO and other senior executive officers, the purposes of the Compensation Committee are, among others, (i) to review and approve the compensation of Cintas' CEO and other senior executive officers and (ii) to oversee the compensation policies and practices of Cintas, including adopting, administering and approving Cintas' incentive compensation and stock plans and awards (and amendments to the plans or awards) and performing such duties and responsibilities as may be assigned under the terms of any executive compensation plan, incentive compensation plan or equity-based plan. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. In fiscal 2023, the Compensation Committee believes it reviewed the necessary resources available to survey the compensation practices of Cintas' peers and keep abreast of compensation developments in the marketplace.

The Compensation Committee periodically reviews the compensation practices and policies that apply to all Cintas employee-partners to determine whether such practices and policies are reasonably likely to have a material adverse effect on Cintas. As part of the Compensation Committee’s on-going process, the Compensation Committee, with the assistance of Cintas’ human resources, finance and legal departments, conducted an assessment of these compensation practices and policies and determined that they do not create risks that are reasonably likely to have a material adverse effect on Cintas. Among the areas the Compensation Committee considered in determining that Cintas’ compensation practices and policies do not pose a material risk to Cintas included Cintas' compensation philosophy, compensation plan design (balanced pay mix, weightings of measures, performance targets and annual and long-term incentives) and compensation plan governance and oversight (selection of performance targets, stock ownership requirements, claw-back policy and hedging policy).

Cintas' executive compensation policies are designed to support the corporate objective of exceeding our customers' expectations to maximize the long-term value of Cintas for its shareholders and employee-partners. To achieve this objective, the Compensation Committee believes it is important to provide competitive levels of compensation to attract and retain the most qualified employee-partners, to recognize individuals who exceed expectations and to closely link executive compensation with corporate performance. Cintas, with the Compensation Committee's oversight, uses short and long-term incentive and equity compensation plans to promote the achievement of company objectives.

The Compensation Committee processes and procedures for the consideration and determination of executive and director compensation, including the role of executive officers in determining or recommending the amount or form of executive compensation, are discussed in the section entitled "Executive Compensation."
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee during fiscal 2023, listed above, has ever been an officer or employee-partner of Cintas, nor has any member been an executive officer of another entity at which one of our executive officers serves on the Board. No executive officer of Cintas serves (or served at any time during fiscal 2023) as a director or as a member of a committee of any company of which any of Cintas' nonemployee directors are executive officers.

NONEMPLOYEE DIRECTOR
COMPENSATION FOR FISCAL 2023

For fiscal 2023, the annual cash fees for directors who are not employees of Cintas were as follows:

Cash Compensation Element	Cash Compensation Program for Fiscal 2023 ($)

Annual retainer	85,000
Nominating and Corporate Governance Committee chair	25,000
Audit Committee chair	22,000
Audit Committee member	12,500
Compensation Committee chair	15,000
Compensation Committee member	11,500
The retainer fees are paid in quarterly installments. Nonemployee directors serving on a committee receive either the applicable chairmanship fee or the membership fee, but not both. All independent members of the Board serve on the Nominating and Corporate Governance Committee, and that membership fee is included as part of their Annual Retainer. It is Cintas' practice that the Lead Director chair the Nominating and Corporate Governance Committee. Directors are also reimbursed for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board or committee meetings. Directors who are employees of Cintas are not separately compensated for serving as directors.

Also for fiscal 2023, upon annual election or appointment to the Board, directors received restricted stock valued at approximately $72,500 based on the closing market price of Cintas common stock on the date of the grant, plus options to purchase Cintas common stock valued at approximately $72,500 based on the fair value of these options estimated at the date of the grant using a Black-Scholes option-pricing model. The value of the grants is prorated for directors appointed to the Board during the year. Each nonemployee director serving as of the 2022 Annual Meeting of Shareholders was granted 177 shares of restricted stock and options to purchase 683 shares of Cintas common stock at an exercise price equal to the closing market price on the date of grant of October 25, 2022 ($410.39). Both restricted stock awards and stock options granted to directors generally vest 100% after one year from the date of the grant.

Nonemployee directors may choose to defer all or part of their cash compensation into Cintas common stock equivalents (phantom stock units) with dividend equivalents or into a deferred account that earns interest at a rate equal to that for one-year U.S. treasury bills, determined as of the preceding December 31, increased by 100 basis points. Deferred fees are payable either in a lump sum or in 12 to 120 monthly installments beginning in the month selected by the director, but in no case later than the first month after the director leaves the Board.

FISCAL 2023 DIRECTOR
COMPENSATION TABLE
The following table details fiscal 2023 compensation paid to nonemployee directors:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Total ($)

Gerald S. Adolph	100,000	72,639	72,507	245,146
John F. Barrett	97,500	72,639	72,507	242,646
Melanie W. Barstad	96,500	72,639	72,507	241,646
Karen L. Carnahan	97,500	72,639	72,507	242,646
Robert E. Coletti	85,000	72,639	72,507	230,146
Martin Mucci(3)	—	38,170	37,948	76,118
Joseph Scaminace	121,500	72,639	72,507	266,646
Ronald W. Tysoe	107,000	72,639	72,507	252,146
___________
(1)Represents the amount of cash compensation earned in fiscal 2023 for Board and committee service. A director may choose to have all or part of his or her cash compensation deferred and deemed to be invested in Cintas phantom stock units or one-year U.S. treasury bills plus 100 basis points. The directors who invested in Cintas phantom stock units would experience gains or losses equal to those experienced by any other shareholder who invested like money in Cintas stock at the same time during fiscal 2023. Mr. Adolph, Mr. Barrett, Ms. Barstad, Ms. Carnahan and Mr. Coletti chose to receive all or a portion of their fees in Cintas phantom stock units as described above. Mr. Adolph received 235 units, Mr. Barrett received 230 units, Ms. Barstad received 227 units, Ms. Carnahan received 230 units and Mr. Coletti received 200 units.
(2)The amounts reported for restricted stock and stock options are the aggregate grant date fair values of awards granted during the fiscal year calculated in accordance with the stock-based compensation accounting rules set forth in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718). For more information on the assumptions used, see Note 11 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended May 31, 2023.
(3)Mr. Mucci was appointed to the Board in April 2023 and did not attend his first board meeting until the first meeting of fiscal 2024, which was held in July 2023. In addition, due to Mr. Mucci being appointed to the Board in the middle of fiscal 2023, he received prorated equity compensation grants in fiscal 2023. Mr. Mucci was granted 83 shares of restricted stock and an option to purchase 319 shares of Cintas common stock at an exercise price equal to the closing market price on the date of grant of April 18, 2023 ($459.88).

Outstanding restricted stock awards and option awards for each director at May 31, 2023 are as follows:

Name	Shares of Restricted Stock Outstanding (#)	Options Outstanding (#)

Gerald S. Adolph	177	18,985
John F. Barrett	177	18,985
Melanie W. Barstad	177	13,420
Karen L. Carnahan	177	4,646
Robert E. Coletti	177	11,529
Martin Mucci	83	319
Joseph Scaminace	177	11,030
Ronald W. Tysoe	177	15,974

Stock Ownership Guidelines
The Compensation Committee believes that Cintas' nonemployee directors should own particular amounts of shares of common stock to align their long-term objective of managing Cintas with the interests of Cintas' shareholders. The Compensation Committee has adopted a stock ownership requirement for the nonemployee directors. Each nonemployee director is required to maintain a minimum equity stake in Cintas stock equivalent to five times the annual cash retainer.
The guidelines are assessed annually and are determined based on the current market practice and utilizing the cash retainer and closing common stock price on the last day of the fiscal year. All newly appointed directors will have five years from the time of appointment to achieve the minimum ownership requirement. Currently, all directors are in compliance with their ownership requirements.
For purposes of these requirements, stock ownership includes: (i) stock held outright by the nonemployee director (or his spouse or dependents); (ii) stock held in an individual brokerage account; (iii) stock granted to the director but not yet vested (in other words, restricted stock); and (iv) stock obtained through stock option exercise. Exceptions to these stock ownership requirements may be made at the discretion of the Compensation Committee if compliance would create a severe hardship.

Anti-Hedging Policy
Pursuant to our Insider Trading Policy, we have prohibited our directors from purchasing any financial instrument or engaging in any other transaction, such as a zero-cost collar or a forward sale contract, that is designed to hedge or offset any decrease in the market value of Cintas securities. Our Insider Trading Policy also prohibits our directors from participating in short sales of Cintas securities and from participating in a transaction involving options, such as puts, calls or other derivative securities, involving Cintas securities, unless approved in advance by our Executive Chairman of the Board and CEO in connection with a planned retirement from Cintas. Such prohibitions apply to Cintas securities granted to the directors as part of compensation or otherwise held, directly or indirectly, by each director. Currently, all directors are in compliance with this anti-hedging policy.

COMPENSATION MATTERS

COMPENSATION
COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on the review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Cintas' Proxy Statement and Annual Report on Form 10-K for the fiscal year ended May 31, 2023.
Committee Members: Gerald S. Adolph (Chairman), Melanie W. Barstad and Joseph Scaminace

EXECUTIVE COMPENSATION
Executive Officers
For fiscal 2023, the Company's named executive officers (NEOs) were the following five executive officers:

Name	Current Title
Todd M. Schneider(1)	President and Chief Executive Officer
Scott D. Farmer(1)	Executive Chairman of the Board
J. Michael Hansen(2)	Executive Vice President and Chief Financial Officer
Michael L. Thompson(3)	Former Executive Vice President and Chief Administrative Officer
D. Brock Denton(2)	Senior Vice President, General Counsel and Secretary
___________
(1)For biographical information about Mr. Farmer and Mr. Schneider, see "Election of Directors."
(2)Current non-director executive officer.
(3)Effective as of May 31, 2023, Mr. Thompson ceased acting as Executive Vice President and Chief Administrative Officer (CAO) of the Company, and effective September 1, 2023, Mr. Thompson retired from the Company. Cintas will not fill Mr. Thompson's CAO role at this time. Mr. Thompson's responsibilities and areas of oversight were distributed among Cintas' executive administration. Effective June 1, 2023, James N. Rozakis was promoted to Executive Vice President and Chief Operating Officer of Cintas. Mr. Rozakis is not an NEO for fiscal 2023.
Our current non-director executive officer biographical information is as follows:
J. Michael Hansen, 55, joined Cintas in 1995. He has held various positions within Cintas, including General Manager of the Cincinnati First Aid and Fire locations and Corporate Controller. He was appointed Vice President and Treasurer in June 2010, a position that he held through January 31, 2015, when he was then appointed to Vice President - Finance and Chief Financial Officer. Mr. Hansen was promoted to Senior Vice President - Finance and Chief Financial Officer in October 2016. In July 2018, Mr. Hansen was appointed to Executive Vice President and Chief Financial Officer. He is responsible for finance and accounting, compliance, corporate development, corporate flight and corporate facilities.
James N. Rozakis, 45, joined Cintas in 1999. He has held various positions within Cintas during his tenure. In June 2016, Mr. Rozakis became Senior Vice President, Rental Division until June 2020, when he was promoted to President and Chief Operating Officer of the Rental Division of the Company. In June 2023, Mr. Rozakis was appointed Executive Vice President and Chief Operating Officer of the Company. He is responsible for all business divisions, as well as enterprise sales, process improvements, apparel innovation and strategy, quality and engineering, and marketing.
D. Brock Denton, 48, joined Cintas in June 2021 and began serving as Senior Vice President, General Counsel and Secretary in August 2021. Prior to joining Cintas, Mr. Denton was an associate from 1999 to 2007 and a partner from 2007 to 2021 at KMK, where he served as Cintas' lead outside counsel and led the Business Representation and Transaction Group that handles all aspects of Corporate law, with an emphasis on mergers and acquisitions. Mr. Denton is responsible for health and safety, corporate affairs, legal, compliance and ESG matters.

COMPENSATION
DISCUSSION AND ANALYSIS
This section discusses and analyzes the compensation awarded to, earned by or paid to Cintas' NEOs, as set forth in the Fiscal 2023 Summary Compensation Table and other executive compensation tables and narratives contained in this proxy statement. It also discusses the principles underlying our compensation policies and decisions.

Overview of Compensation Program
The Compensation Committee oversees the compensation programs of Cintas, with particular attention to the compensation for its CEO and the other executive officers. It is the responsibility of the Compensation Committee to review and approve, or, as the case may be, recommend to the Board for approval, changes to Cintas' compensation policies and benefit plans and to administer Cintas' stock plans, including recommending and approving stock-based awards to executive officers. The Compensation Committee also works to help ensure that Cintas' compensation philosophy is consistent with the best interests of Cintas and its shareholders and is properly implemented and monitored. Generally, the types of compensation and benefits provided to all executive officers are similar.

The day-to-day administration of savings plans, profit sharing plans, stock plans, health, welfare and paid-time-off plans and policies applicable to employee-partners in general is handled by Cintas' human resources, finance and legal department employee-partners. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Compensation Committee.
Compensation Philosophy and Objectives
The primary focus of our executive compensation program is to support the corporate objective of maximizing the long-term value for our shareholders and employee-partners by exceeding our customers' expectations. We also strive to provide a competitive level of total compensation to all of our employee-partners, including the executive officers, that attracts and retains talented and experienced individuals and that motivates them to contribute to Cintas' short-term and long-term success.

Our incentive compensation program is designed to reward both individual and team performance, measured by overall Cintas results and individual achievement. The Management Incentive Plan for fiscal 2023 applies to all of our executive officers. The incentive compensation arrangements for our Executive Chairman, Mr. Farmer, and our President and CEO, Mr. Schneider, were generally based on Cintas' diluted earnings per share (EPS), growth in sales and the accomplishment of certain individual goals. The incentive compensation arrangements for our Executive Vice President and Chief Financial Officer (CFO), Mr. Hansen, our former Executive Vice President and Chief Administrative Officer, Mr. Thompson, and our Senior Vice President, General Counsel and Secretary, Mr. Denton, were generally based on Cintas' EPS and achievement of individual performance.

Compensation Decision-Making Process
The Compensation Committee determines the compensation for the executive officers based on recommendations made by management as discussed below. Annually, the Compensation Committee conducts a job evaluation for each NEO, which includes a review of the job duties and a market analysis of executive compensation plans. As opposed to reviewing a limited number of peer group companies, we have chosen to a evaluate the practices of a larger group of similar sized companies. The analysis focuses on published general industry survey data by revenue size. We did not select the companies included in this survey group, and the component companies' identities were not a material factor in our compensation analysis. The Compensation Committee evaluates base salary, annual cash incentives, long-term compensation and other compensation. We believe that our NEOs' target compensation is competitive with the total compensation of comparable NEOs in our market analysis.

Based on the market analysis and individual performance, the Senior Vice President of Human Resources and Chief Diversity Officer makes a recommendation to the Compensation Committee on the CEO's base salary and annual cash incentive target for the upcoming fiscal year. The CEO makes a recommendation to the Compensation Committee for the base salaries and annual cash incentive targets for the upcoming fiscal year for other executive officers.

In October 2022, and at various meetings held during the remainder of fiscal 2023, the Board reviewed the results of our 2022 "say-on-pay" vote, in which over 97% of the votes cast approved of our NEOs' compensation. In addition, after taking into consideration the strong support for our executive compensation program reflected in the 2022 say-on-pay results, the Compensation Committee decided to generally continue to apply the same philosophy, compensation objectives and governing principles as it used for fiscal 2022 when making subsequent decisions regarding NEO compensation. The Compensation Committee believes the voting results again demonstrate significant support for our NEO pay program and did not make any changes to the fiscal 2023 program specifically in response to the 2022 say-on-pay results. The Compensation Committee has, however, continued to monitor the voting policies of our institutional shareholders and their advisors since last year, as well as reviewed the overall program to seek to ensure it achieves the designed goal as set forth in "Compensation Philosophy and Objectives" and will continue to take those voting policies and the effectiveness of the program into account when considering changes to our executive compensation program.

Key Elements of Compensation
The table below summarizes the key fiscal 2023 compensation program elements for our NEOs:

Element	Form of Compensation	Purpose

Base Salaries	Cash	Provides competitive, fixed compensation to attract and retain exceptional executive talent
Annual Cash Incentives	Cash	Provides a variable financial incentive to achieve corporate and individual goals
Long-Term Equity Incentives	Non-qualified stock options, restricted stock units and/or restricted stock	Encourages, under the terms of Cintas' equity plan, NEOs to build and maintain a long-term equity ownership position in Cintas so that their interests are aligned with our shareholders
Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employee-partners, including the Cintas Partners' Plan contributions (described below), health, life insurance and disability plans, our Deferred Compensation Plan (described below), and certain perquisites	Benefit plans are part of a broad-based employee benefits program. The Deferred Compensation Plan and perquisites provide competitive benefits to our NEOs

We believe that each element of our compensation program plays a substantial role in maximizing long-term value for our shareholders and employee-partners because of the significant emphasis on pay-for-performance principles. Generally, a substantial portion of an NEO's total compensation is based on Cintas' results and the NEO's individual achievements. As a result, Cintas' performance has a significant effect on the amount of compensation realized by the executive officers. In the specific case of our CEO, Mr. Schneider, 84.1% of his total fiscal 2023 compensation, as reported in the Fiscal 2023 Summary Compensation Table, was considered performance-based pay.

Each of these elements of pay is described and analyzed in more detail below.

Base Salaries
The Compensation Committee annually reviews the base salaries of our executive officers. The Compensation Committee also reviews an executive officer's base salary whenever there is a change in that executive officer's job responsibilities. The factors that influence base salary decisions are level and scope of responsibility, salary offered by comparably sized companies, overall performance of the individual and overall performance of Cintas. The fiscal 2023 base salaries approved by the Compensation Committee for our NEOs were as follows:

Name	Base Salary	Increase vs. the Prior Fiscal Year
Todd M. Schneider	$1,040,000	4.0%
Scott D. Farmer	$500,000	—%
J. Michael Hansen	$641,659	4.0%
Michael L. Thompson	$583,390	4.0%
D. Brock Denton	$520,000	4.0%

Annual Cash Incentives
The Compensation Committee strongly believes that variable annual cash incentives provide a direct financial incentive for executive officers to achieve corporate and individual goals. Near the beginning of each fiscal year, the Compensation Committee establishes an annual cash incentive target for each participating NEO based on certain financial goals and non-financial performance.

The performance components and targets were derived from the operating plans for Cintas for fiscal 2023 and represent goals for that year that the Compensation Committee believed would be challenging for Cintas, yet achievable if senior and operating management met or surpassed their business unit goals and objectives.

The Compensation Committee currently anticipates that performance components and targets similar to those described below will be utilized in fiscal 2024 because these objectives are important, and Cintas continues to make progress on these objectives. However, the Compensation Committee reserves the right to determine on an ongoing basis the performance components and targets it will use in developing the performance-based portion of the NEOs' compensation.

For fiscal 2023, the Compensation Committee approved a total compensation plan for each of Mr. Schneider and Mr. Farmer. The aggregate amount of annual cash incentive for fiscal 2023 that could be earned by each of Mr. Schneider and Mr. Farmer was based on the financial objectives of fiscal 2023 Cintas EPS and fiscal 2023 sales growth and certain non-financial goals. The EPS and sales growth goals were established with reference to the operating plans for Cintas for fiscal 2023. The EPS goals for all participants for fiscal 2023 were identical. Mr. Schneider's non-financial goals related to safety, employee diversity, corporate development, asset capacity utilization and leadership development matters. The non-financial goal for Mr. Farmer related to safety.

Based upon the overall achievement of these objectives, each of Mr. Schneider and Mr. Farmer could earn from 0% to a maximum of 185% of the target annual cash incentive (with the maximum for each officer reflecting 200% of the portion of the award related to EPS and sales growth and 100% of the portion of the award related to non-financial goals).
The following table summarizes the annual cash incentive target awards and performance criteria (including percentage weightings) that were reviewed and approved by the Compensation Committee:

Name	Annual Cash Incentive Target	EPS Component	Sales Growth Component	Non-Financial Component	Increase in Target Award vs. the Prior Fiscal Year

Todd M. Schneider	$1,040,000	42.5%	42.5%	15.0%	4.0%
Scott D. Farmer	$500,000	42.5%	42.5%	15.0%	—%

Under the Management Incentive Plan, annual cash incentive calculations for achievement of financial goals are based on actual results, subject to adjustment at the discretion of the Compensation Committee to exclude extraordinary items that are not operational, such as accounting principle changes or revenue from an acquisition that was not in the business plan.

The potential annual cash incentive payout percentage multiplier for each component of Mr. Schneider's and Mr. Farmer's target annual cash incentive is provided in the following tables (for each participating NEO, annual cash incentive payouts were designed to be interpolated on a straight-line basis for achievement between the levels of achievement established for the EPS and sales growth components of the annual cash incentives):

EPS Component Level of Achievement	EPS Goals	Annual Cash Incentive Payout

Below Threshold	<$11.50	0%
Threshold	$11.50	25%
Target	$12.10	100%
Maximum	$12.95	200%

Sales Growth Component Level of Achievement	Sales Growth Goals (% Growth Over Prior Fiscal Year)	Annual Cash Incentive Payout

Below Threshold	<6.65%	0%
Threshold	6.65%	25%
Target	8.15%	100%
Maximum	11.15%	200%

Non-Financial Component Level of Achievement	Annual Cash Incentive Payout
Does Not Meet Goals	0%
Meets Most Goals	25%
Meets Goals	100%

The Grants of Plan-Based Awards for Fiscal 2023 table outlines estimated possible payouts under these non-equity incentive plan awards. Based on Cintas' EPS and sales growth for fiscal 2023, Mr. Schneider and Mr. Farmer earned an annual cash incentive payout of $1,768,000 and $850,000, respectively. The fiscal 2023 Cintas EPS achievement for incentive plan calculation purposes was determined to be $12.95. This EPS figure is the "Maximum" that could have been achieved, and it differs from the Company's reported diluted EPS of $12.99, which was higher than the "Maximum." Sales growth achievement for fiscal 2023 incentive plan calculation purposes was determined to be 11.15%. This sales growth figure is the "Maximum" that could have been achieved, and it differs from the Company's reported sales growth of 12.20%, which was higher than the "Maximum" level of achievement. Mr. Schneider and Mr. Farmer received $156,000 and $75,000, respectively, based on the performance of their non-financial goals outlined above. The individual performance level for both Mr. Schneider and Mr. Farmer was "Meets Goals."

For fiscal 2023, the Compensation Committee also approved total compensation plans for each of Mr. Hansen, Mr. Thompson and Mr. Denton. The aggregate amount of annual cash incentive payout that could be earned for fiscal 2023 by each of Mr. Hansen, Mr. Thompson and Mr. Denton was designed to be based on the sum of that NEO's earned incentive for the fiscal 2023 Cintas EPS component and the individual performance component (consisting of an overall subjective performance evaluation rather than performance against specified individual performance goals). Based upon overall performance, the eligible NEOs could earn from 0% to a maximum of 200% of the annual cash incentive target.

The following table summarizes the annual cash incentive target awards and performance criteria (including percentage weightings) that were reviewed and approved by the Compensation Committee:

Name	Annual Cash Incentive Target	EPS Component	Individual Performance Component	Increase in Target Award vs. the Prior Fiscal Year
J. Michael Hansen	$476,099	50%	50%	4.0%
Michael L. Thompson	$463,777	50%	50%	4.0%
D. Brock Denton	$248,040	50%	50%	4.0%

The potential annual cash incentive payout percentage multiplier for each component of Mr. Hansen's, Mr. Thompson's and Mr. Denton's target annual cash incentive is provided in the following tables (for each participating NEO, annual cash incentive payouts were designed to be interpolated on a straight-line basis for achievement between the levels of achievement established for the EPS component of the annual cash incentives):

EPS Component Level of Achievement	EPS Goals	Annual Cash Incentive Payout

Below Threshold	<$11.50	0%
Threshold	$11.50	50%
Target	$12.10	100%
Maximum	$12.95	200%

Individual Performance Component Level of Achievement	Annual Cash Incentive Payout
Does Not Meet Goals	0%
Meets Most Goals	50%
Meets Goals	100%
Exceeds Goals	150%
Outstanding Achievement	200%

The Grants of Plan-Based Awards for Fiscal 2023 table outlines estimated possible payouts under these non-equity incentive plan awards. As presented to and approved by the Compensation Committee, the actual annual cash incentive payments earned for fiscal 2023 as reflected in the Fiscal 2023 Summary Compensation Table are as follows: Mr. Hansen earned a fiscal 2023 annual cash incentive award of $952,198, and Mr. Hansen's individual performance level was "Outstanding Achievement." Mr. Thompson earned a fiscal 2023 annual cash incentive award of $927,553, and his individual performance level was "Outstanding Achievement." Mr. Denton earned a fiscal 2023 annual cash incentive award of $496,080, and his individual performance level was "Outstanding Achievement." Fiscal 2023 Cintas EPS was achieved at the "Maximum" level, as disclosed above.

Long-Term Equity Incentives
Long-term equity incentive compensation is comprised of annual, performance-based opportunities to earn non-qualified stock options, restricted stock units and/or restricted stock. With respect to the participating NEOs, these awards are made pursuant to Compensation Committee decisions substantially along lines as described above for the Management Incentive Plan. The purpose of such awards is to incentivize NEOs to profitably grow Cintas' long-term business objectives and encourage NEOs to build and maintain a long-term equity ownership position in Cintas so that their interests are aligned with those of our shareholders.

The following table summarizes the fiscal 2023 annual long-term equity incentive target award opportunities and performance criteria (including percentage weightings) that were reviewed and approved by the Compensation Committee:

Name	Annual Long-Term Equity Incentive Target Award	EPS Component	Sales Growth Component	Individual Performance Component

Todd M. Schneider	$4,442,984	50.0%	50.0%	—%
Scott D. Farmer	$2,220,614	50.0%	50.0%	—%
J. Michael Hansen	$1,054,111	50.0%	—%	50.0%
Michael L. Thompson	$995,720	50.0%	—%	50.0%
D. Brock Denton	$1,006,205	50.0%	—%	50.0%

As determined by the Compensation Committee, Mr. Schneider, Mr. Farmer, Mr. Hansen and Mr. Thompson received their award in restricted stock, and Mr. Denton received 50% of his award in stock options and 50% of his award in restricted stock.

The following information provides more detail with respect to the target award percentage multiplier tied to each milestone level of achievement.

The EPS component for all NEOs was considered by the Compensation Committee on the following basis:

EPS Component Level of Achievement	EPS Goals	Equity Award

Below Threshold	<$11.50	0%
Threshold	$11.50	50%
Target	$12.10	100%
Maximum	$12.95	200%

The sales growth component for Mr. Schneider and Mr. Farmer was considered by the Compensation Committee on the following basis:

Sales Growth Component Level of Achievement	Sales Growth Goals (% Growth Over Prior Fiscal Year)	Equity Award

Below Threshold	<6.65%	0%
Threshold	6.65%	50%
Target	8.15%	100%
Maximum	11.15%	200%

The individual achievement components for Mr. Hansen, Mr. Thompson and Mr. Denton were considered by the Compensation Committee on a subjective basis as described above under the Annual Cash Incentives section.

The factors that influence the determination of equity grant targets include level of responsibility, market compensation analysis and overall performance of the individual. The Compensation Committee reviewed and approved the targets at the beginning of the fiscal year, and the actual award payout was granted based upon that NEO's performance compared to the targets.

On August 10, 2023, Mr. Denton was awarded 9,934 non-qualified stock options under the 2016 Equity and Incentive Compensation Plan, as amended (2016 Plan), based on Cintas fiscal 2023 EPS and his individual performance level achievements, as outlined under the Annual Cash Incentives section. Regarding Mr. Schneider's, Mr. Farmer's, Mr. Hansen's and Mr. Thompson's awards, with consideration that Mr. Schneider, Mr. Farmer, Mr. Hansen and Mr. Thompson are over the age of 55, the Compensation Committee awarded Mr. Schneider, Mr. Farmer, Mr. Hansen and Mr. Thompson time-based restricted stock.

On August 10, 2023, Mr. Schneider and Mr. Farmer were awarded 20,240 and 10,116 shares of restricted stock, respectively, under the 2016 Plan based on Cintas fiscal 2023 EPS ("Maximum") and fiscal 2023 sales growth ("Maximum") achievements, as outlined under the Annual Cash Incentives section. Mr. Hansen and Mr. Thompson were awarded 4,802 and 4,534 shares of restricted stock, respectively, under the 2016 Plan based on Cintas fiscal 2023 EPS and their individual performance level achievements, as outlined under the Annual Cash Incentives section. These shares were awarded as Mr. Schneider's, Mr. Farmer's, Mr. Hansen's and Mr. Thompson's long-term equity awards. Also on August 10, 2023, Mr. Denton was awarded 2,012 shares of restricted stock under the 2016 Plan based on Cintas fiscal 2023 EPS and his individual performance level achievements as outlined under the Annual Cash Incentives section.

In accordance with the 2016 Plan, stock option awards have an exercise price equal to the closing stock price on the date of the award. As a result, stock options awarded to the NEOs increase in value only if the market price of the common stock increases. Stock options generally vest at a rate of 33% per year, beginning on the third anniversary of the date of grant and ending on the fifth anniversary of the date of grant. Restricted stock for NEOs generally vests three years from the date of grant.

Health, Retirement and Other Benefits
Cintas' benefits program includes retirement plans and group insurance plans. The objective of our group insurance plans is to provide our executive officers with reasonable and competitive levels of protection from events which could interrupt the executive officer's employment and/or income received as an active employee-partner.

The retirement plans offered to executive officers include Cintas' Partners' Plan and the Deferred Compensation Plan. The Partners' Plan is a noncontributory employee stock ownership plan and profit sharing plan with a 401(k) savings feature which covers substantially all employee-partners. The Deferred Compensation Plan is discussed in more detail in the Nonqualified Deferred Compensation for Fiscal 2023 table of this proxy statement, and its accompanying narrative and footnotes.

Executive perquisites are kept by the Compensation Committee to a minimal level and do not play a significant role in executive compensation. For the NEOs in fiscal 2023, executive perquisites consisted of automobile allowances, executive medical program participation and, for Mr. Farmer only, financial planning fees. These benefits and their incremental cost to Cintas are described in the Fiscal 2023 Summary Compensation Table and its footnotes. The Compensation Committee believes these perquisites to be reasonable, comparable with peer companies and consistent with Cintas' overall compensation practices.
Stock Ownership Guidelines
The Compensation Committee believes that Cintas' NEOs should own particular amounts of shares of stock to align their long-term objective of managing Cintas with the interests of Cintas' shareholders. The Compensation Committee has adopted a stock ownership requirement for the NEOs. Each continuing NEO is required to maintain a minimum equity stake in Cintas stock based on his job position. The following table shows the stock ownership requirements for the NEOs:

Officer	Minimum Ownership Requirement (Multiple of Base Salary)

Chief Executive Officer	6x
All other continuing executive officers	3x

The guidelines are assessed annually and are determined based on the current market practice and utilizing the respective NEO's base salary and closing stock price on the last day of the fiscal year. The NEOs are notified about their ownership requirements annually. All newly hired or promoted NEOs will have seven years from the time of hiring or promotion to achieve the minimum ownership requirement. Currently, all continuing NEOs are in compliance with their ownership requirements (or are within the initial achievement window for such compliance).

For purposes of these requirements, stock ownership includes: (i) stock held outright by the NEO (or his spouse or dependents); (ii) stock held beneficially through the Partners' Plan; (iii) stock held in an individual brokerage account; (iv) stock granted to the NEO but not yet vested (i.e., restricted stock or restricted stock units); and (v) stock obtained through stock option exercise. Failure to meet or to show sustained progress toward meeting the ownership requirements may result in a reduction in future annual and/or long-term cash incentive payouts in the form of stock. Exceptions to these stock ownership requirements may be made at the discretion of the Compensation Committee if compliance would create a severe hardship.
Anti-Hedging Policy
Pursuant to our Insider Trading Policy, we have prohibited certain employees, including our officers, from purchasing any financial instrument or engaging in any other transaction, such as a zero-cost collar or a forward sale contract, that is designed to hedge or offset any decrease in the market value of Cintas securities. Our Insider Trading Policy also prohibits our officers from participating in short sales of Cintas securities and from participating in a transaction involving options, such as puts, calls or other derivative securities, involving Cintas securities, unless approved in advance by our CEO in connection with a planned retirement from Cintas. Such prohibitions apply to Cintas securities granted to the employee as part of compensation or otherwise held, directly or indirectly, by the employee. Currently, all NEOs are in compliance with this anti-hedging policy.

Change in Control Agreements
Cintas has no policy regarding change in control agreements. For a further discussion on this topic, please see the section titled "Potential Payments Upon Termination, Retirement or Change of Control" of this proxy statement.
Recovery of Prior Awards
Cintas currently operates a claw-back policy, which provides that in the event of an accounting restatement due to material noncompliance with financial reporting requirements under the U.S. federal securities laws, the Compensation Committee has the right to use reasonable efforts to recover from any of our current or former officers who received incentive-based compensation (including annual cash incentives, non-qualified stock options or restricted stock) during the three-year period preceding the date on which Cintas is required to prepare an accounting restatement, any excess incentive-based compensation awarded as a result of the misstatement. This policy applies to incentive based compensation granted after June 1, 2011. We expect to review and consider changes to our clawback provisions in light of the recent promulgation of the final Dodd-Frank Act clawback rules.

FISCAL 2023 SUMMARY
COMPENSATION TABLE
The following table provides information regarding the compensation of our Chief Executive Officer during fiscal 2023, our Chief Financial Officer during fiscal 2023 and our three other named executive officers for fiscal 2023.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compen- sation(2) ($)	All Other Compen- sation(3) ($)	Total ($)
Todd M. Schneider	2023	1,040,000	—	4,442,984	—	1,924,000	163,272	7,570,256
President and Chief Executive Officer	2022	1,000,000	—	4,316,592	506,307	1,850,000	104,201	7,777,100
	2021	638,703	—	1,176,207	676,531	1,110,486	139,808	3,741,735
Scott D. Farmer	2023	500,000	—	2,220,614	—	925,000	338,772	3,984,386
Executive Chairman of the Board	2022	500,000	—	2,073,717	—	925,000	407,029	3,905,746
	2021	1,145,772	—	5,058,293	—	2,073,561	757,767	9,035,393
J. Michael Hansen	2023	641,659	—	1,054,111	—	952,198	65,446	2,713,414
Executive Vice President and Chief Financial Officer	2022	616,980	—	490,988	491,455	915,544	69,540	2,584,507
	2021	533,925	—	705,661	405,882	732,919	110,929	2,489,316
Michael L. Thompson	2023	583,390	—	995,281	—	927,553	87,145	2,593,369
Former Executive Vice President and Chief Administrative Officer	2022	560,952	—	927,684	—	891,884	80,583	2,461,103
	2021	480,816	—	998,368	—	707,195	107,051	2,293,430
D. Brock Denton	2023	520,000	—	442,103	564,102	496,080	36,807	2,059,092
Senior Vice President, General Counsel and Secretary	2022	500,000	—	467,920	582,818	477,000	18,853	2,046,591

___________
(1)The amounts reported for fiscal 2023 restricted stock and stock options are the aggregate grant date fair values of awards granted during the fiscal year calculated in accordance with ASC 718. For more information on the assumptions used for these awards, see Note 11 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended May 31, 2023. Amounts disclosed for fiscal 2023 represent the probable outcome of the applicable performance conditions. In the event that the highest level of performance was achieved for these awards, the aggregate amounts would be as follows: $8,885,967 for Mr. Schneider; $4,441,328 for Mr. Farmer; $2,108,222 for Mr. Hansen; $1,991,440 for Mr. Thompson; and $2,012,411 for Mr. Denton.

(2)Reflects for fiscal 2023, the annual cash incentive awards earned by the NEOs under the Management Incentive Plan discussed in further detail beginning on page 23.

(3)All other compensation for fiscal 2023 includes reimbursements or payments for automobile allowances, executive medical program participation, Partner's Plan contributions and restricted stock dividends. Cintas Partners' Plan contributions were as follows: $16,113 for Mr. Schneider; $16,264 for Mr. Farmer; $13,542 for Mr. Hansen; $16,001 for Mr. Thompson; and $14,272 for Mr. Denton. Restricted stock dividends were as follows: $130,882 for Mr. Schneider; $286,009 for Mr. Farmer; $41,904 for Mr. Hansen; $55,458 for Mr. Thompson; and $7,851 for Mr. Denton. All other compensation for fiscal 2023 also includes financial planning fees for Mr. Farmer.

GRANTS OF PLAN-BASED
AWARDS FOR FISCAL 2023
The following table sets forth certain information regarding all grants of plan-based awards made to the NEOs during fiscal 2023:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards(6) ($/sh)	Grant Date Fair Value of Stock and Option Awards(7) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Todd M.		0	1,040,000	1,924,000	—	—	—	—	—
Schneider(1)	8/15/2022(3)	—	—	—	0	10,120	20,240	—	4,442,984
Scott D.		0	500,000	925,000	—	—	—	—	—
Farmer(1)	8/15/2022(3)	—	—	—	0	5,058	10,116	—	2,220,614
J. Michael		0	476,099	952,198	—	—	—	—	—
Hansen(2)	8/15/2022(3)	—	—	—	0	2,401	4,802	—	1,054,111
Michael L.		0	463,777	927,554	—	—	—	—	—
Thompson(2)	8/15/2022(3)	—	—	—	0	2,267	4,534	—	995,281
D. Brock		0	248,040	496,080	—	—	—	—	—
Denton(2)	8/15/2022(4)	—	—	—	0	4,967	9,934	439.03	564,102
	8/15/2022(5)	—	—	—	0	1,007	2,014	—	442,103
___________
(1)Mr. Schneider and Mr. Farmer are eligible for an annual cash incentive and a long-term equity incentive award based on the achievement of targeted fiscal 2023 Cintas EPS and fiscal 2023 sales growth. Mr. Schneider and Mr. Farmer are also eligible for an annual cash incentive based on the accomplishment of non-financial goals outlined by the Compensation Committee. If Cintas meets the targeted EPS and targeted sales growth and the NEO achieves his non-financial goals, he will receive the targeted amount for the annual cash incentive. The portion of the annual cash incentive related to EPS and sales growth can decrease to 0% or increase up to 200%. The portion of the annual cash incentive related to the non-financial performance goals can decrease to 0% but not exceed the targeted amount, depending on the extent to which these goals are achieved. If the goals up to a certain level are not met, no incentive will be paid. Restricted stock is granted pursuant to the terms and conditions of the 2016 Plan based on achievement against fiscal 2023 EPS and sales growth goals.

(2)Mr. Hansen, Mr. Thompson and Mr. Denton are eligible for an annual cash incentive and a long-term equity incentive award based on the achievement of targeted fiscal 2023 Cintas EPS and an individual performance component (consisting of an overall subjective performance evaluation rather than performance against specified individual performance goals). If Cintas meets the targeted EPS and the NEO meets a particular individual performance level, he will receive the targeted amount. This amount can decrease to 0% or increase up to 200% of the target depending on the extent to which the EPS goal and individual performance are achieved. If achievement up to a certain level is not attained, no incentive will be paid. Restricted stock and non-qualified stock options are granted pursuant to the terms and conditions of the 2016 Plan based on achievement against fiscal 2023 EPS goals and individual achievement.

(3)With consideration that Mr. Schneider, Mr. Farmer, Mr. Hansen and Mr. Thompson are over the age of 55, the Compensation Committee determined that Mr. Schneider's, Mr. Farmer's, Mr. Hansen's and Mr. Thompson's long-term equity incentive awards would be paid in restricted stock. Restricted stock generally vests after three years from the date of actual grant.

(4)Represents the stock option portion of the fiscal 2023 equity opportunity. Stock options generally vest at a rate of 33% per year, beginning on the third anniversary of the date of actual grant of the stock options and ending on the fifth anniversary of the date of actual grant of the stock options.

(5)Represents the restricted stock portion of the fiscal 2023 equity opportunity, actual grants under which will generally vest three years from the date of actual grant of the shares.

(6)The exercise price of the option portion of the fiscal 2023 equity opportunity is equal to the closing stock price on the date of actual grant of the stock options. See page 34 for more information.

(7)Amounts shown in this column represent the grant date fair value of stock and option awards calculated in accordance with ASC 718. The fair value of stock awards was determined by using the closing stock price on the date of the grant. The fair value of option awards was determined using the Black-Scholes model.

OUTSTANDING EQUITY AWARDS
AT FISCAL 2023 YEAR-END
The following table provides information regarding unexercised stock options and unvested stock awards held by our NEOs as of May 31, 2023 (plus grants made on August 10, 2023):

	Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Todd M.	7/24/2018	—	8,881	206.99	7/24/2028
Schneider	7/31/2018	—	2,747	204.48	7/31/2028
	7/23/2019	—	16,587	260.79	7/23/2029
	7/28/2020	—	12,336	293.56	7/28/2030
	7/27/2021	—	20,629	388.86	7/27/2031
	7/27/2021	—	6,179	388.86	7/27/2031
	—					52,748	24,904,441
Scott D.
Farmer	—					69,065	32,608,349
J. Michael	7/25/2017	8,532	—	137.30	7/25/2027
Hansen	7/24/2018	8,322	8,323	206.99	7/24/2028
	7/31/2018	3,050	1,526	204.48	7/31/2028
	7/23/2019	5,546	11,094	260.79	7/23/2029
	7/28/2020	—	7,401	293.56	7/28/2030
	7/27/2021	—	11,708	388.86	7/27/2031
	7/26/2022	—	11,848	397.83	7/26/2032
	—					13,667	6,452,737
Michael L.	7/24/2018	—	7,849	206.99	7/24/2028
Thompson	7/31/2018	—	2,137	204.48	7/31/2028
	7/23/2019	—	9,776	260.79	7/23/2029
	7/28/2020	—	6,990	293.56	7/28/2030
	—					17,101	8,074,066
D. Brock	8/27/2021	—	2,045	391.69	8/27/2031
Denton	7/26/2022	—	9,932	397.83	7/26/2032
	8/10/2023	—	9,934	490.16	8/10/2033
	—					4,248	2,005,651
___________
(1)Stock options have a 10-year term and generally vest at a rate of 33% per year, beginning on the third anniversary of the date of grant and ending on the fifth anniversary of the date of grant.

(2)    Restricted stock awards generally vest three years from the date of grant. The following table indicates the dates when the shares of restricted stock held by each NEO vest and are no longer subject to forfeiture:

Vesting Date	Todd M. Schneider	Scott D. Farmer	J. Michael Hansen	Michael L. Thompson	D. Brock Denton

7/28/2023	4,112	18,515	2,467	2,330	—
7/27/2024	7,310	29,892	3,902	5,521	—
8/27/2024	—	—	—	—	144
7/26/2025	21,086	10,542	2,496	4,716	2,092
8/10/2026	20,240	10,116	4,802	4,534	2,012

OPTION EXERCISES AND STOCK
VESTED FOR FISCAL 2023
The following table lists the number of shares acquired and the value realized as a result of option exercises by the NEOs in fiscal 2023 and the value of any stock awards that vested in fiscal 2023:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Todd M. Schneider	30,353	6,510,849	8,293	3,290,082
Scott D. Farmer	—	—	38,577	15,304,653
J. Michael Hansen	4,102	1,249,510	5,547	2,200,661
Michael L. Thompson	25,906	6,230,623	4,888	1,939,216
D. Brock Denton	—	—	—	—
___________
(1)Calculated by multiplying the difference between the closing price of Cintas common stock at the time of the exercise and the exercise price by the number of shares.

(2)Calculated by multiplying the closing price on the date of vesting by the number of shares.

NONQUALIFIED DEFERRED
COMPENSATION FOR FISCAL 2023
Our NEOs are eligible to participate in a Deferred Compensation Plan. This Deferred Compensation Plan permits a group of highly compensated employee-partners of Cintas to defer the receipt of current year compensation which they have earned during the year. This Deferred Compensation Plan is intended to assist Cintas in the retaining and attracting of individuals of exceptional ability.

Our NEOs may elect to defer up to 75% of their base salary and up to 90% of their earned annual cash incentive awards. Amounts deferred are credited to the NEO's account under the Deferred Compensation Plan and are fully vested.

Future payments are distributed in a lump sum or in annual installments, based on the choice of the NEO. If the form of payment selected provides for subsequent payments, subsequent payments will be made on the anniversary of the initial payment. All amounts are payable in a lump sum if the NEO terminates employment prior to meeting the definition of retirement; should the NEO meet the definition of retirement, the balance will be distributed as elected. All distribution decisions and payments under the Deferred Compensation Plan are subject to compliance with Section 409A of the Internal Revenue Code.

While deferred, amounts are credited with "earnings" as if they were invested as the NEOs chose in one or more investment options available under the Deferred Compensation Plan. The NEOs' accounts under the Deferred Compensation Plan will be adjusted from time to time, up or down, depending upon performance of the investment options chosen.

The following table provides information relating to the activity in the Deferred Compensation Plan accounts of the NEOs during fiscal 2023 and the aggregate balance of the accounts as of May 31, 2023:

Name	Executive Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings (Loss) in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at May 31, 2023(3) ($)
Todd M. Schneider	—	41,183	—	4,459,098
Scott D. Farmer	—	247,760	—	13,293,635
J. Michael Hansen	—	(27,949)	—	861,488
Michael L. Thompson	—	37,140	(206,946)	1,945,969
D. Brock Denton	52,894	1,763	—	56,584
___________
(1)Executive contributions are included in the NEO's salary and/or non-equity incentive plan compensation, as applicable and as presented in the Fiscal 2023 Summary Compensation Table.
(2)Reflects the amount of earnings (loss) during fiscal 2023 based on the performance of the investment options chosen by the NEO. None of these earnings (loss) amounts are included in the Fiscal 2023 Summary Compensation Table.
(3)Include contributions previously reported in the Summary Compensation Tables for prior years as follows: $81,152 for Mr. Schneider; $7,457,678 for Mr. Farmer; $325,569 for Mr. Hansen; $325,345 for Mr. Thompson; and $2,019 for Mr. Denton.

POTENTIAL PAYMENTS UPON TERMINATION,
RETIREMENT OR CHANGE OF CONTROL
Payments Made Upon Termination
Regardless of the manner in which an executive officer's employment terminates, except for a "for cause" termination, they are entitled to receive amounts earned during their term of employment. Such amounts include:
•except as otherwise described below, the right to exercise within 60 days of termination all vested stock options granted under Cintas' equity compensation plans as reflected in the Outstanding Equity Awards at Fiscal 2023 Year-End table;
•amounts contributed, earned and vested under the Cintas Partners' Plan; and
•amounts contributed and earned under the Deferred Compensation Plan as reflected in the Nonqualified Deferred Compensation for Fiscal 2023 table.
In addition, if Cintas elects to terminate an executive officer, they will receive four weeks' written notice or four weeks of base salary instead of notice. Generally, Cintas makes no payments to executives terminated for cause. Cintas has no other policy regarding severance payments.
Payments Made Upon Retirement
If an executive officer retires as defined in the applicable plans, they are entitled to receive amounts earned during their term of employment. Such amounts include:
•vested non-qualified stock options granted under the Company’s 2005 Equity Compensation Plan (plus stock options, stock appreciation rights and other performance-based equity awards granted under the 2016 Plan) which would maintain the standard grant expiration date of 10 years from the grant issuance date, and restricted stock awards granted under the 2016 Plan which would immediately vest upon retirement in accordance with the 2016 Plan;
•amounts contributed, earned and vested under the Cintas Partners' Plan; and
•amounts contributed and earned under the Deferred Compensation Plan as reflected in the Nonqualified Deferred Compensation for Fiscal 2023 table.
Cintas has no overarching policy regarding retirement arrangements.
Payments Made Upon Death or Disability
In the event of the death or disability of an executive officer, in addition to the benefits listed under the heading "Payments Made Upon Retirement" above for the Cintas Partners' Plan and Deferred Compensation Plan, the NEO will receive benefits under Cintas' disability plan or payments under Cintas' life insurance plan, as appropriate. In the event of death, outstanding equity awards granted under the Company’s 2016 Plan will immediately vest. In the event of disability, outstanding equity awards granted under the Company’s 2016 Plan will continue to vest in accordance with the applicable plan. These payments are generally available to all employee-partners.
Payments Made Upon a Change of Control
Cintas has no overarching policy regarding payments made upon a change of control. Assuming that outstanding equity awards are assumed or converted into replacement awards in connection with a change of control, such awards would vest in full in the event that the grantee is terminated without cause (or resigns for good reason) within 24 months following the change of control. If the outstanding equity awards are not assumed or replaced with replacement awards, they would immediately vest with the change of control. In addition, if an executive officer is terminated without cause upon a change of control, they will receive four weeks' written notice or four weeks of base salary instead of notice.

The following table estimates the value of potential executive payments and benefits due to the NEOs upon certain terminations of employment or a change of control, assuming such events occurred on May 31, 2023. These estimates do not reflect the actual amounts that would be paid to the NEO, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs. The actual compensation to be paid to an NEO can only be determined at the time such NEO’s employment is terminated and may vary based on factors such as the timing during the year of any such event, our stock price, the NEO’s age and any changes to our benefit arrangements and policies. Mr. Thompson ceased acting as Executive Vice President and CAO effective as of May 31, 2023, and he retired September 1, 2023. Upon his departure from the Company, Mr. Thompson did not receive any termination compensation, and he forfeited all unvested, outstanding equity awards. In addition to the amounts set forth in the table below, each NEO would be entitled to receive any accrued and vested benefits under the Cintas Partners' Plan and the Deferred Compensation Plan in accordance with the terms of such plans. See the Nonqualified Deferred Compensation for Fiscal 2023 section for information regarding fiscal year-end balances of each NEO's nonqualified deferred compensation.

Executive Payments and Benefits Upon Separation	Involuntary Termination by Company Without Cause ($)	Involuntary Termination by Company For Cause ($)	Retirement(1) ($)	Death ($)	Termination as a Result of Disability ($)	Qualifying Termination in Connection with a Change of Control(2) ($)

Todd M. Schneider
Cash payments(3)	80,000	—	—	—	—	80,000
Value of stock options(4)	—	—	—	11,031,255	11,031,255	11,031,255
Value of restricted stock awards(5)	—	—	—	24,904,441	24,904,441	24,904,441
Insurance(6)	—	—	—	100,000	—	—
Total	80,000	—	—	36,035,696	35,935,696	36,015,696
Scott D. Farmer
Cash payments(3)	38,460	—	—	—	—	38,460
Value of stock options(4)	—	—	—	—	—	—
Value of restricted stock awards(5)	32,608,349	—	32,608,349	32,608,349	32,608,349	32,608,349
Insurance(6)	—	—	—	100,000	—	—
Total	32,646,809	—	32,608,349	32,708,349	32,608,349	32,646,809
J. Michael Hansen
Cash payments(3)	49,360	—	—	—	—	49,360
Value of stock options(4)	—	—	—	15,189,090	15,189,090	15,189,090
Value of restricted stock awards(5)	—	—	—	6,452,737	6,452,737	6,452,737
Insurance(6)	—	—	—	100,000	—	—
Total	49,360	—	—	21,741,827	21,641,827	21,691,187
D. Brock Denton
Cash payments(3)	40,000	—	—	—	—	40,000
Value of stock options(4)	—	—	—	902,567	902,567	902,567
Value of restricted stock awards(5)	—	—	—	2,005,651	2,005,651	2,005,651
Insurance(6)	—	—	—	100,000	—	—
Total	40,000	—	—	3,008,218	2,908,218	2,948,218
___________
(1)As of May 31, 2023, Mr. Farmer was the only NEO who was retirement eligible in accordance with the 2016 Plan.
(2)Assumes all outstanding equity awards are converted into replacement awards in connection with a change of control and the NEO is either terminated without cause or resigns for good reason within 24 months following the change in control.
(3)Represents four weeks' worth of the NEO's base salary as of May 31, 2023. In the case of an involuntary termination without cause, Cintas may elect to provide four weeks' written notice instead of four weeks of base salary. In a qualifying termination in connection with a change of control, the NEO would receive the cash payment only when terminated without cause. Also, for purposes of this table, the fiscal 2023 annual incentive is not included as it was deemed earned as of May 31, 2023 and is subject to company performance.
(4)Amounts presented represent the intrinsic value of unvested stock options as of May 31, 2023, based on the closing price of Cintas common stock on May 31, 2023 of $472.14.
(5)Amounts presented represent the market value of unvested restricted stock awards as of May 31, 2023, based on the closing price of Cintas common stock on May 31, 2023 of $472.14.
(6)Each NEO is entitled to $50,000 in company-provided life insurance and, if applicable, $50,000 in company-provided accidental death and dismemberment insurance.

CEO PAY RATIO
For fiscal 2023, the ratio of the annual total compensation of Mr. Schneider, our CEO (CEO Compensation), to the median of the annual total compensation of all employee-partners of Cintas and its consolidated subsidiaries, other than the CEO (Median Annual Compensation), was approximately 121 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. Our calculation of the pay ratio may be different than the pay ratios of other public companies as a result of different methodologies used to determine the pay ratios. As a result, we would discourage the use of reported ratios as a basis for any comparison between companies.

In this summary, we refer to the employee-partner who received the Median Annual Compensation as the “Median Employee-Partner.” For purposes of this pay ratio disclosure, the date used to identify the Median Employee-Partner was May 28, 2021 (the Determination Date). The CEO Compensation for purposes of this pay ratio disclosure was $7,570,256 for fiscal 2023, which is the amount reported for Mr. Schneider in the “Total” column of the Fiscal 2023 Summary Compensation Table. Additionally, for purposes of this pay ratio disclosure, the Median Annual Compensation for fiscal 2023 was $62,513 and was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K.

Because there were no changes to our employee-partner population or compensation arrangements in fiscal 2023 that we reasonably believe would result in a significant change to our pay ratio disclosure, we continued to rely on our fiscal 2021 methodology used to identify the Median Employee-Partner. Due to the fact that the employee-partner originally identified as the Median Employee-Partner was no longer employed by the Company, we picked a new Median Employee-Partner whose compensation was substantially similar to that of the original Median Employee-Partner in fiscal 2021, based on the consistently applied compensation measure described below.

To identify the Median Employee-Partner, we first measured compensation for the period beginning on May 29, 2020, and ending on May 28, 2021 (measurement period) for approximately 40,000 employee-partners, representing all full-time, part-time, seasonal and temporary employee-partners of the Company and its consolidated subsidiaries as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. This number does not exclude any employee-partners of businesses acquired by us or combined with us. Also, as permitted by SEC rules, under the 5% “de minimis exemption,” we excluded all non-U.S. and non-Canadian employee-partners, which represent less than 5% of our total workforce. The excluded employee-partners consisted of approximately 500 employee-partners in Mexico and approximately 500 employee-partners in Honduras. This compensation measurement was calculated by totaling salary and wages for each employee-partner for the measurement period. Specifically excluded from the calculation were the value of equity and equity-based awards, as such awards are not widely distributed to our employee-partner population. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. A portion of our employee-partner workforce (full-time and part-time) identified above worked for less than the full measurement period due to commencing employment during that period. In determining the Median Employee-Partner, we extrapolated the compensation measure over the full measurement period for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee-partner compensation program.

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K promulgated under the Exchange Act, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how it aligns executive compensation with the Company’s performance, see the Compensation Discussion and Analysis section.

					Value of Initial Fixed $100 Investment Based on:
Fiscal Year(1)	Summary Compensation Table Total for PEO(2) ($)	Compensation Actually Paid to PEO(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(4) ($)	Average Compensation Actually Paid to Non-PEO NEOs(5) ($)	Total Shareholder Return(6) ($)	Peer Group Total Shareholder Return(7) ($)	Net Income (thousands)(8) ($)	Adjusted Diluted EPS(9) ($)
2023	7,570,256	19,652,770	2,837,688	6,352,215	197.10	143.56	1,348,080	12.99
2022	7,777,100	18,315,893	2,749,487	6,719,935	164.60	129.63	1,235,757	11.28
2021	9,035,393	15,389,401	2,667,811	14,063,683	144.68	132.83	1,110,968	10.24
___________
(1)     For purposes of this table the principal executive officer (PEO) and non-PEO NEOs are as follows:

Fiscal Year	PEO	Non-PEO NEOs
2023	Todd M. Schneider	Scott D. Farmer, J. Michael Hansen, Michael L. Thompson, D. Brock Denton
2022	Todd M. Schneider	Scott D. Farmer, J. Michael Hansen, Michael L. Thompson, D. Brock Denton
2021	Scott D. Farmer	Todd M. Schneider, J. Michael Hansen, Michael L. Thompson, Thomas E. Frooman
(2)    Represents the amount of total compensation reported for the PEO for each corresponding fiscal year in the “Total” column of the Summary Compensation Table for each applicable fiscal year.
(3)     Represents the amount of “compensation actually paid” to the PEO, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not necessarily reflect the actual amount of compensation earned by or paid to the PEO during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the PEO’s total Summary Compensation Table compensation for each year to determine the compensation actually paid:

Fiscal Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards(a) ($)	Equity Award Adjustments(b) ($)	Compensation Actually Paid to PEO ($)
2023	7,570,256	(4,442,984)	16,525,498	19,652,770
2022	7,777,100	(4,822,899)	15,361,692	18,315,893
2021	9,035,393	(5,058,293)	11,412,301	15,389,401
(a)    The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable fiscal year.
(b)    The equity award adjustments for each applicable fiscal year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable fiscal year that are outstanding and unvested as of the end of the fiscal year; (ii) the amount of change as of the end of the applicable fiscal year (from the end of the prior fiscal year) in fair value of any awards granted in prior fiscal years that are outstanding and unvested as of the end of the applicable fiscal year; (iii) for awards that are granted and vest in same applicable fiscal year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable fiscal year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior fiscal years that are determined to fail to meet the applicable vesting conditions during the applicable fiscal year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable fiscal year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable fiscal year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Fiscal Year	Year End Fair Value of Unvested Covered Year Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Prior Year Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Equity Award Adjustments ($)
2023	9,556,114	6,916,705	—	52,679	16,525,498
2022	8,399,186	5,134,815	—	1,827,691	15,361,692
2021	10,568,018	—	—	844,283	11,412,301

(4)     Represents the average of the amounts reported for Cintas' non-PEO NEOs as a group in the “Total” column of the Summary Compensation Table in each applicable fiscal year.
(5)     Represents the average amount of “compensation actually paid” to the non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not necessarily reflect the actual average amount of compensation earned by or paid to the non-PEO NEOs as a group during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total Summary Compensation Table compensation for the non-PEO NEOs as a group for each year to determine the compensation actually paid, using the same methodology described above in footnote three.

Fiscal Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards(a) ($)	Average Equity Award Adjustments(b) ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	2,837,688	(1,319,175)	4,833,702	6,352,215
2022	2,749,487	(1,258,646)	5,229,094	6,719,935
2021	2,667,811	(1,258,330)	12,654,202	14,063,683
(a)    The grant date fair value of equity awards represents the average of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable fiscal year.
(b)    The amounts deducted or added in calculating the equity award adjustments are as follows:

Fiscal Year	Average Year End Fair Value of Unvested Covered Year Equity Awards ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Prior Year Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Average Equity Award Adjustments ($)
2023	2,836,813	1,975,658	—	21,231	4,833,702
2022	2,433,694	1,624,432	—	1,170,968	5,229,094
2021	2,412,208	8,129,869	—	2,112,125	12,654,202

(6) Cumulative total shareholder return (TSR) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(7)     Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the group of four comparison companies used for the stock performance graph on page 15 of our Annual Report on Form 10-K for the fiscal year ended May 31, 2023 (ABM Industries, Aramark, Rollins, Inc. and UniFirst Corporation).

(8)     Represents the amount of net income reflected in the Company’s audited financial statements for the applicable fiscal year.
(9)     Our non-GAAP adjusted financial measure for diluted earnings per share excludes the impact of special gains and the related income tax impact.
Tabular List of Financial Performance Measures
As described in greater detail in the Compensation Discussion and Analysis section, Cintas' compensation programs are designed to enable us to attract and retain talented and experienced individuals who are motivated to contribute to Cintas' short-term and long-term success. As required by Item 402(v) of Regulation S-K, the following is a list of financial performance measures, which in our assessment, represents the most important financial performance measures used by Cintas to link compensation actually paid to Cintas' NEOs for fiscal 2023 to Cintas' performance:
•Adjusted diluted EPS
•Sales growth

Description of Relationships Between Certain Information Presented
In accordance with Item 402(v) of Regulation S-K, Cintas is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

APPROVAL, ON AN ADVISORY BASIS, OF
NAMED EXECUTIVE OFFICER COMPENSATION
(Item 2 on the Proxy Card)
The Board is committed to excellence in governance. As part of that commitment, and as required by Section 14A of the Exchange Act, the Board is providing our shareholders with an opportunity to vote to approve, on an advisory basis, NEO compensation, which is commonly known as "say-on-pay." We are currently conducting say-on-pay votes every year, and, subsequent to the outcome of Proposal 3, expect to hold the next say-on-pay vote in connection with our 2024 Annual Meeting of Shareholders.

We are asking our shareholders to indicate their support for the compensation of our NEOs as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the executive compensation program and practices described in this proxy statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. In 2022, our shareholders approved, on an advisory basis, the compensation of our NEOs with a "FOR" vote of over 97% of the votes cast. Accordingly, we are asking our shareholders to vote "FOR" the following resolution:

Resolved, that the compensation of the NEOs as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding on Cintas. However, the Compensation Committee of our Board, which is responsible for designing and administering our executive compensation program and practices, values the opinions expressed by shareholders in their vote on this proposal, and expects to consider the outcome of the vote when making future compensation decisions for NEOs.
YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

RECOMMENDATION, ON AN ADVISORY BASIS, OF THE FREQUENCY OF FUTURE
ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
(Item 3 on the Proxy Card)
As part of Cintas' Board's commitment to excellence in corporate governance, and as required by Section 14A(a)(2) of the Exchange Act, the Board of Directors is providing our shareholders with an opportunity to provide an advisory vote to determine whether future shareholder advisory votes to approve NEO compensation, or the "say-on-pay" vote, should occur every one, two or three years.

After careful consideration, the Board of Directors has determined that a say-on-pay vote that occurs every year is the most appropriate alternative for Cintas. Therefore, Cintas' Board recommends that you vote for a frequency of "EVERY YEAR" on holding future say-on-pay votes. In reaching its recommendation, the Board of Directors believes that an annual say-on-pay vote will allow our shareholders to provide us with more meaningful and direct input on our executive compensation philosophy, policies and programs. An annual advisory vote will also foster more useful communication with our shareholders by providing our shareholders with a clear and timely means to express any concerns and questions.

You may cast your vote on your preferred voting frequency by choosing the option of every year, every two years, every three years or abstain from voting. Although this vote is advisory and not binding, the Board of Directors and Cintas highly value the opinions of our shareholders and expect to consider the outcome of this vote when determining the frequency of future shareholder votes on our NEO compensation. Shareholders are not voting to approve or disapprove the Board's recommendation. Shareholders may choose among the choices (every year, every two years, every three years or abstain) set forth above.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR A FREQUENCY
OF "EVERY YEAR" ON HOLDING FUTURE SAY-ON-PAY VOTES.

AUDIT COMMITTEE MATTERS

AUDIT COMMITTEE REPORT
The Audit Committee oversees Cintas' financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls over financial reporting. As part of the oversight processes, the Audit Committee regularly meets with management of Cintas, Cintas' independent registered public accounting firm and Cintas' Vice President of Internal Audit. The Audit Committee regularly meets with each of these groups separately in closed sessions. Throughout the year, the Audit Committee had full access to management, the independent registered public accounting firm and internal auditors for Cintas. To fulfill its responsibilities, the Audit Committee did, among other things, the following:
(a)reviewed and discussed Cintas' audited financial statements for fiscal 2023 with Cintas' management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;
(b)reviewed the quarterly earnings releases and reports on Form 10-K and Form 10-Q prior to release;
(c)reviewed management's representations that the interim and audited financial statements were prepared in accordance with U.S. generally accepted accounting principles and fairly present the results of operations and financial position of Cintas;
(d)reviewed and discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC, including matters related to the conduct of the audit of Cintas' financial statements;
(e)received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence;
(f)based on the reviews and discussions with management and the independent registered public accounting firm, the independent registered public accounting firm's disclosures to the Audit Committee, the representations of management and the report of the independent registered public accounting firm, recommended to the Board, which adopted the recommendation, that Cintas' audited annual financial statements be included in Cintas' Annual Report on Form 10-K for the fiscal year ended May 31, 2023, for filing with the SEC;
(g)reviewed all audit and nonaudit services performed for Cintas by the independent registered public accounting firm for the fiscal year ended May 31, 2023 and determined that its provision of nonaudit services was compatible with maintaining its independence from Cintas;
(h)consulted with counsel regarding SOX, NASDAQ's corporate governance listing standards and the corporate governance environment in general and considered any additional requirements placed on the Audit Committee as well as additional procedures or matters the Audit Committee should consider;
(i)reviewed and monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of SOX, reviewed a report from management and internal audit regarding the design, operation and effectiveness of internal control over financial reporting and reviewed an attestation report from the independent registered public accounting firm regarding the effectiveness of internal control over financial reporting; and
(j)examined the Audit Committee Charter to determine compliance by Cintas and the Audit Committee with its provisions and to determine whether any revisions to the Charter were advisable. The Cintas Audit Committee Charter was approved at the January 9, 2023 Audit Committee Meeting. Only minor changes to the Charter were required.

RESPECTFULLY SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE:
Ronald W. Tysoe (Chairman), John F. Barrett, Karen L. Carnahan and Martin Mucci

Fees to Independent Registered Public Accounting Firm
The Audit Committee appointed Ernst & Young LLP as the independent registered public accounting firm to audit the fiscal 2023 financial statements.

Fees billed for services are as follows:

	Fiscal 2023	Fiscal 2022
Audit Fees(1)	$1,756,154	$1,714,868
Tax Fees(2)	$134,748	$171,620
Audit Related Fees(3)	$118,000	$190,000
___________
(1)Audit Fees were for audit services, including the integrated audit of Cintas' consolidated financial statements (including the review of quarterly financial statements) and the effectiveness of Cintas' internal control over financial reporting.
(2)Tax Fees were for tax advisory and compliance-related services.
(3)Audit Related Fees for fiscal 2023 were for audits of benefit plans. Audit Related Fees for fiscal 2022 were for audits of benefit plans and debt offering.

All of the fees above were pre-approved by the Audit Committee. None of these fees were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 4 on the Proxy Card)
We are asking shareholders to ratify the appointment of Ernst & Young LLP as Cintas Corporation’s independent auditors for the year ending May 31, 2024. The Audit Committee annually considers the independence, qualifications and performance of Ernst & Young LLP. Such consideration includes reviewing the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussing with Ernst & Young LLP their independence. The Audit Committee periodically reviews and evaluates the performance of Ernst & Young LLP’s lead audit partner, oversees the required rotation of Ernst & Young LLP’s lead audit partner responsible for the Company’s audit and reviews and considers the selection of the lead audit partner. In addition, in order to help ensure auditor independence, the Audit Committee periodically considers whether there should be a rotation of the Company’s independent registered public accounting firm.

In fiscal 2023, the Audit Committee also considered several factors in deciding whether to re-engage its independent registered  public accounting firm including the length of time Ernst & Young LLP has served as the Company’s independent auditors, Ernst  & Young LLP’s general reputation for adherence to professional auditing standards, the breadth and complexity of the Company’s  business and its global scope and the resulting demands placed on the Company’s auditing firm in terms of expertise in the Company’s business, the quantity and quality of Ernst & Young LLP’s staff and the Company’s global reach.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Although shareholder ratification of Ernst & Young LLP is not required by law, the Board believes it is advisable to provide shareholders an opportunity to ratify this selection. In the event that shareholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee may reconsider the appointment, but is not required to do so. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year should it determine that such change is in the best interests of the Company and its stockholders.
YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

STOCK OWNERSHIP

PRINCIPAL
SHAREHOLDERS
The following table sets forth the names and addresses of the only shareholders known by Cintas to own beneficially 5% or more of its outstanding Common Stock as of August 28, 2023:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Scott D. Farmer(1)	14,424,614 (4)	14.1%
Vanguard Group, Inc.(2)	10,196,323 (5)	10.0%
Blackrock, Inc.(3)	7,991,359 (6)	7.8%
___________
(1)The mailing address of Scott D. Farmer is 8044 Montgomery Road, Suite 480, Cincinnati, Ohio 45236.
(2)The mailing address of Vanguard Group, Inc. is P.O. Box 2600 V26, Valley Forge, Pennsylvania 19482-2600.
(3)The mailing address of Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055.
(4)Mr. Farmer has sole voting and dispositive power over 14,424,614 shares of Cintas common stock. This amount includes (a) 327,899 shares of Cintas common stock held directly by Mr. Farmer, of which 4,889 shares are pledged, (b) 8,376,387 shares of Cintas common stock held indirectly by Mr. Farmer through Summer Hill Partners, LLLP, 3,912,800 shares held indirectly by Summer Hill Partners II, LLC, 394,214 shares held indirectly by a limited liability company under control of Mr. Farmer, 1,000,000 shares held indirectly by Summer Hill Partners IV, LLC (c) 323,669 shares of Cintas common stock held indirectly by Mr. Farmer through trusts for the benefit of Mr. Farmer and members of his immediate family over which Mr. Farmer serves as trustee, (d) 83,880 shares of Cintas common stock held indirectly by Mr. Farmer through a limited partnership (e) 4,577 shares of Cintas common stock held indirectly by Mr. Farmer through his spouse and (f) 1,188 shares of Cintas common stock held indirectly by Mr. Farmer through an employee stock ownership plan.
    While Mr. Farmer may be deemed to have or share voting or dispositive power with respect to shares of Cintas common stock owned by Summer Hill Partners, LLLP, Summer Hill Partners II, LLC, Summer Hill Partners IV, LLC, trusts, a limited partnership and a limited liability company, he disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein, if any.
(5)As reported on Schedule 13F-HR filed on August 14, 2023, Vanguard Group, Inc. has sole dispositive power with respect to 9,832,977 shares of Cintas common stock, shared dispositive power with respect to 363,346 shares of Cintas common stock and shared voting power with respect to 120,138 shares of Cintas common stock.
(6)As reported on Schedule 13F-HR filed on August 11, 2023, Blackrock, Inc. has sole dispositive power with respect to 7,991,359 shares of Cintas common stock and sole voting power with respect to 7,152,379 shares of Cintas common stock.

SECURITY OWNERSHIP OF DIRECTOR
NOMINEES AND EXECUTIVE OFFICERS
The following table shows the amount of Cintas Corporation Common Stock each director and NEO included in the Summary Compensation Table, and the directors and executive officers, as a group, owned on August 28, 2023:

		Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership		Percent of Class

Scott D. Farmer	Executive Chairman of the Board	14,424,614	(2)	14.1%
Todd M. Schneider	President, Chief Executive Officer and Director	190,500		*
Gerald S. Adolph	Director	49,051		*
John F. Barrett	Director	40,905	(3)	*
Melanie W. Barstad	Director	19,670		*
Karen L. Carnahan	Director	10,562		*
Robert E. Coletti	Director	328,851	(4)	*
Martin Mucci	Director	83		*
Joseph Scaminace	Director	22,031		*
Ronald W. Tysoe	Director	22,459		*
J. Michael Hansen	Executive Vice President and Chief Financial Officer	126,639	(5)	*
Michael L. Thompson	Executive Vice President and Chief Administrative Officer	70,137	(6)	*
D. Brock Denton	Senior Vice President, General Counsel and Secretary	4,360		*
All Directors and Current Executive Officers as a Group (13 persons)		15,304,039	(7)	14.9%
__________
* Less than 1%
(1)The following shares of common stock for options exercisable within 60 days for each director and current NEO are included in the amount of common stock beneficially owned: Mr. Farmer - 0, Mr. Adolph - 18,985, Mr. Barrett - 18,985, Ms. Barstad - 13,420, Ms. Carnahan - 4,646, Mr. Coletti - 11,529, Mr. Mucci - 0 Mr. Scaminace - 11,030, Mr. Tysoe - 15,974, Mr. Schneider - 0, Mr. Hansen - 43,312, Mr. Thompson - 0, and Mr. Denton - 0.
(2)See Principal Shareholders on page 49.
(3)Includes 4,950 shares held by a family trust.
(4)Includes 3,152 shares of Cintas common stock held directly by Mr. Coletti, 94,054 shares held indirectly by family trusts under the control of Mr. Coletti's spouse, 70,733 shares held by a limited liability company under the control of Mr. Coletti's spouse and 149,383 shares held indirectly by Mr. Coletti through his spouse, of which 4,698 shares are pledged.
(5)Includes 46,752 shares held by family trusts.
(6)Includes 37,872 shares held by family trusts.
(7)Includes options for 137,881 shares, which are exercisable within 60 days.
Pursuant to the Directors' Deferred Compensation Plan, the following Directors have been credited with the following number of phantom stock units as of August 28, 2023: Mr. Adolph - 12,969; Mr. Barrett - 10,015; Ms. Barstad - 661; Ms. Carnahan - 1,192; Mr. Coletti - 2,364; and Mr. Tysoe - 9,473. The holders do not have voting or investment power over these phantom stock units.

RELATED PERSON TRANSACTIONS
Cintas Corporation has a 25% interest in a corporate airplane with an entity owned by the family of its Executive Chairman of the Board, Scott D. Farmer. This arrangement began on February 23, 2006. Cintas manages the airplane under an operating agreement whereby each party pays their own operating expenses for use of the plane, and common costs are shared based on ownership percentages. For fiscal 2023, Cintas was reimbursed $2,422,182 under this arrangement.

Cintas engages KMK for a variety of legal services. Robert E. Coletti, a retired partner emeritus of the firm, is a member of the Board and an in-law of Mr. Farmer. Cintas paid the firm fees of $5,880,719 for legal services during the fiscal year ended May 31, 2023. Mr. Coletti did not receive any direct compensation from fees paid by Cintas to the firm.

Joseph Automotive Group engages Cintas for a variety of services. George R. Joseph, a principal and part owner, is an in-law of Mr. Farmer and Mr. Coletti. Joseph Automotive Group paid Cintas fees of $391,066 for services provided during the fiscal year ended May 31, 2023. Mr. Joseph does not receive any direct compensation from services provided by Cintas.

Certain stock exchange rules require Cintas to conduct an appropriate review of all related party transactions (those required to be disclosed by Cintas pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent directors. As a result, the Audit Committee annually reviews all such related party transactions and approves such related party transactions only if it determines that it is in the best interests of Cintas. In considering the transaction, the Audit Committee may consider all relevant factors, including as applicable, (i) Cintas' business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to Cintas.

While Cintas adheres to this policy for potential related person transactions, the policy is not in written form (other than as part of listing agreements with stock exchanges to the extent required). However, approval of such related person transactions is evidenced by Audit Committee resolutions in accordance with our practice of approving transactions in this manner.

SHAREHOLDER PROPOSALS

SHAREHOLDER PROPOSAL REGARDING GREATER DISCLOSURE OF
MATERIAL CORPORATE DIVERSITY, EQUITY AND INCLUSION DATA
(Item 5 on the Proxy Card)

As You Sow, on behalf of Warren Wilson College and Laird Norton Family Foundation, whose address and share ownership information are available upon request as described on page 60, has notified the Company of its intention to offer the following proposal for consideration at the Annual Meeting.

Resolved: Shareholders request that Cintas Corporation (Cintas) report to shareholders on the effectiveness of the Company's diversity, equity and inclusion efforts. The report should be done at reasonable expense, exclude proprietary information and provide transparency on outcomes, using quantitative metrics for hiring, retention and promotion of employees, including data by gender, race and ethnicity.
Supporting Statement: Quantitative data is sought so investors can assess and compare the effectiveness of companies’ diversity, equity and inclusion programs.
Whereas: Cintas has not released its consolidated EEO-1 form, nor has it shared sufficient quantitative hiring, retention and promotion data to allow investors to determine the effectiveness of its human capital management programs.
Eighty-nine percent of the S&P 100 and thirty-five percent of the Russell 1000 have released, or have committed to release, their EEO-1 forms, a best practice in diversity data reporting. Between January 2022 and January 2023, the number of Russell 1000 companies releasing recruitment or hiring rate data by gender, race and ethnicity increased by 64 percent; companies releasing retention rate data increased by 127 percent; and companies releasing promotion rate data increased by 139 percent.1 The list of companies that release, or have committed to release, more inclusion data than Cintas is extensive and includes Boeing, Devon Energy, General Dynamics, Dow, Ford, Raytheon Technologies, Union Pacific and Walmart.
Numerous studies have pointed to the benefits of a diverse workforce. Their findings include:
•There is a positive association between diversity in management and cash flow, net profit, revenue and return on equity.2
•Companies in the top quartile for gender diversity are 21 percent more likely to outperform on profitability.3
•The 20 most diverse companies had an average annual five-year stock return that was 5.8 percentage points higher than the 20 least diverse companies.4
Hiring, promotion and retention rate data show how well a company manages its workforce diversity.
Companies should look to hire the best talent. However, Black and Latino applicants face hiring challenges. Results of a meta-analysis of 24 field experiments found that, with identical resumes, white applicants received an average of 36 percent more callbacks than Black applicants and 24 percent more callbacks than Latino applicants.5 Promotion rates show how well diverse talent is nurtured at a company. Unfortunately, women and employees of color experience “a broken rung” in their careers; for every 100 men who are promoted, only 86 women are. Women of color are particularly impacted, comprising 17 percent of the entry-level workforce and only four percent of executives.6 Retention rates show whether employees choose to remain at a company. Morgan Stanley has found that employee retention above industry average can indicate a competitive advantage and higher levels of future profitability.7 Companies with high employee satisfaction have also been linked to annualized outperformance of over two percent.8
1 https://www.asyousow.org/our-work/social-justice/workplace-equity/
2 https://www.asyousow.org/report-pages/workplace-diversity-and-financial-performance
3 https://www.asyousow.org/report-pages/workplace-diversity-and-financial-performance
4 https://www.wsj.com/articles/the-business-case-for-more-diversity-11572091200
5 https://hbr.org/2017/10/hiring-discrimination-against-black-americans-hasnt-declined-in-25-years
6 https://wiw-report.s3.amazonaws.com/Women_in_the_Workplace_2021.pdf
7 https://www.morganstanley.com/im/publication/insights/articles/article_culturequantframework_us.pdf
8 https://www.institutionalinvestor.com/article/b1tx0zzdhhnf5x/Want-to-Pick-the-Best-Stocks-Pick-the-HappiestCompanies?utm_medium=email&utm_campaign=The%20Essential%20II%20100721&utm_content=The%20Essential%20II%20100721%20 CID_eb103a9e15359075f72a85f7ff534c79&utm_source=CampaignMonitorEmail&utm_term=Want%20to%20Pick%20the20Best%20Stocks%20Pick%20the%20Happiest%20Companies

Board’s Statement in Opposition to this Proposal
Cintas views diversity, equity and inclusion (DEI) as an imperative that enables it to attract, develop and retain talented employees, foster innovation and bring strength and stability to our businesses and communities. However, after careful consideration, the Board has concluded that this proposal is not in the best interests of Cintas and its shareholders. Accordingly, the Board unanimously recommends a vote AGAINST this proposal for the following reasons.

Cintas is committed to DEI.
We are committed to creating and sustaining an inclusive work environment where individual uniqueness is sought, valued and leveraged, and where every individual can maximize their contributions for the collective success of Cintas and the markets that we serve. We foster inclusion and professional development through our Partner Business Resource Groups (PBRGs). We currently have six PBRGs dedicated to DEI:
•IMPACT: LGBTQ+ employee-partners and allies
•LEAD: Asian and Pacific Islander employee-partners
•RISE2: Black/African American employee-partners
•TODOS: Hispanic and Latin employee-partners
•VALOR: military-affiliated employee-partners
•WAVE: female employee-partners

Our PBRGs provide focused programming and initiatives, meaningful connections and productive networking opportunities to our diverse partners. These distinct groups align with our business objectives and help secure our continued competitiveness, while allowing the breadth of the experience, skill sets, perspectives and talents of our diverse partners to truly shine.

Cintas already publishes its diversity data.
Cintas annually publishes its Environmental, Social and Governance Report on its website. Among other things, our Environmental, Social and Governance Report discusses our approach toward fostering DEI and contains the prior year’s data on the gender, racial and age group composition of our workforce. We believe that these disclosures provide investors with necessary and appropriate information to determine the effectiveness of our DEI and human capital management efforts.

Cintas continues to be recognized for its DEI efforts.
In the last year, Cintas has been well-recognized as a result of its DEI and workplace commitments:
•2023 Forbes America’s Best Large Employers
•2023 Forbes Best Employers for Women
•2023 Newsweek America’s Greatest Workplaces for Diversity
•2023 Newsweek America’s Greatest Workplaces for Women
•2022 Disability Inclusion Index’s Best Place to Work for Disability Inclusion
•2023 Disability Inclusion Index’s Best Place to Work for Disability Inclusion
•2023 Military Friendly Company, including honors as a Bronze Designated Military Friendly Employer, Military Spouse Friendly Employer, Military Friendly Brand and Military Friendly Supplier Diversity
•Compete Sports Diversity LGBTQ+ Corporate Change Champion Award

Cintas has also been honored as one of Fortune’s World’s Most Admired Companies and one of Newsweek’s America’s Most Trustworthy Companies and America’s Most Responsible Companies.

Producing another report is unnecessary and inefficient.

After careful consideration, our Board has concluded that the adoption of this proposal is not necessary. We believe that our existing DEI practices and disclosures provide meaningful information that allows investors to determine the effectiveness of our DEI and human capital management policies. If adopted, we believe that the proposal would cause us to incur undue cost and administrative burden without commensurate benefit to our shareholders.

FOR THESE REASONS, YOUR BOARD UNANIMOUSLY RECOMMENDS
A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

SHAREHOLDER PROPOSAL REGARDING
MANAGING CLIMATE RISK THROUGH SCIENCE-BASED TARGETS
AND TRANSITION PLANNING
(Item 6 on the Proxy Card)

John Chevedden, whose address and share ownership information are available upon request as described on page 60, has notified the Company of his intention to offer the following proposal for consideration at the Annual Meeting.

Whereas: The Intergovernmental Panel on Climate Change has advised that greenhouse gas (GHG) emissions must be halved by 2030 and reach net zero by 2050 to limit global warming to 1.5°C. Every incremental increase in temperature above the Paris Agreement’s goal of holding warming to 1.5°C will entail increasingly severe physical, transition and systemic risks for companies and investors alike.

In its 2022 10-K, Cintas Corporation (Cintas or the Company) noted that “severe weather conditions and natural disasters...(including those caused by climate change)...[and] supply disruptions...could adversely affect our consolidated results of operations.” Despite acknowledging these risks, the Company’s mitigation strategy falls short of what is needed to shield the Company and its investors from climate-related risks.

Cintas has announced an ambition to achieve net zero emissions by 2050; however, the Company has not set science-based targets via an accepted third-party standard. While Cintas’ 2022 ESG Report references efforts related to energy efficiency, solar, electric vehicles and supply chain strategies, it does not include any forward-looking timelines or expected emissions reductions associated with these programs. Whether the Company’s actions align with a science-based pathway to reach net zero remains unclear.

Peers like ABM Industries, Aramark and Elis SA have committed to set science-based targets through the Science Based Targets initiative (SBTi). Validation from SBTi ensures that companies’ targets align with limiting warming to 1.5°C and follow best practice for carbon offset use.

By setting science-based emissions reduction targets and sharing a transition plan detailing how the Company intends to meet its existing net zero ambition, the Company may reap benefits from increased efficiency, lower energy costs, more resilient supply chains and better preparation for climate-related regulations. To assist companies in developing viable transition plans, groups including the We Mean Business Coalition, the Glasgow Financial Alliance for Net Zero, CDP and the Task Force on Climate-Related Disclosures have provided guidance. Disclosing science-based targets and transition plans serves investors’ understanding of how companies are addressing climate risks and opportunities while aligning their business models with limiting warming to 1.5°C.

Resolved: Shareholders request Cintas issue near and long-term science-based GHG reduction targets aligned with the Paris Agreement’s ambition of maintaining global temperature rise to 1.5°C and summarize plans to achieve them. The targets should cover the Company’s full range of operational and supply chain emissions.

Supporting Statement: In assessing targets, we recommend:
•Taking into consideration approaches used by advisory groups like SBTi;
•Developing a transition plan that describes and quantifies the actions the Company will take to meet its goals, taking into consideration criteria used by advisory groups; and
•Considering supporting targets for renewable energy, zero-emission vehicles, energy efficiency, supply chain engagement, and other measures deemed appropriate by management.

Please vote yes:
Managing Climate Risk Through Science-Based Targets and Transition Planning — Proposal 6

Board’s Statement in Opposition to this Proposal

We recognize the importance of reducing our GHG emissions and take the issue of climate change seriously. However, after careful consideration, the Board has concluded that this proposal is not in the best interests of Cintas and its shareholders. Accordingly, the Board unanimously recommends a vote AGAINST this proposal for the following reasons.

Cintas has already set GHG emissions goals.
In September 2021, we announced our Path to Net Zero, our ambition to achieve net zero GHG emissions by 2050. We have since been publicly reporting on our progress toward that goal on an annual basis in our Environmental, Social and Governance Reports. We continue to identify opportunities to lessen our energy usage and further our ambition to achieve our Path to Net Zero by 2050.

Our efforts to improve our energy efficiency and emissions profile include, among other things:
•Executing Operational Excellence and Reliability programs, supporting both process improvements and mechanical and engineering efficiencies throughout our organization that drive efficiency gains and help improve environmental performance;
•Optimizing our service fleet’s routes and our service fleet’s idling time through new fleet routing and monitoring software;
•Reducing the percentage of our service fleet running on diesel fuel;
•Deploying an electric vehicle pilot program and annually expanding our electric vehicle fleet;
•Converting lighting installations at our most energy-intensive facilities to LED lighting installations; and
•Constructing of our first solar installation at our Piscataway, NJ Rental plant.

Cintas believes that its Board, executive leadership, PACE Team and internal subject matter experts and leaders are best positioned to set, manage and, as appropriate, adjust our GHG emissions goals.
We believe that the proposal’s solution fails to appreciate the complexity of significant long-term uncertainties and the business challenges of navigating dynamic political, economic, regulatory, scientific and geopolitical conditions. Our current decarbonization strategy is a result of the cooperative efforts of our Board, our executive leadership, our PACE (Partners for a Cleaner Environment) Team and various internal subject matter experts and leaders. We believe that these groups, who remain committed to lessening our reliance on carbon-based energy, are best positioned to manage this process based on our operational realities, financial planning processes and real-time assessment of dynamic conditions.

As detailed above, we have been, and continue to be, engaged in a range of efforts to reduce our GHG emissions. These efforts are informed by our specific operations and demonstrate our methodical approach to emissions and broader climate risk management. However, the proposal would require us to divert time and effort from our ongoing efforts of identifying, addressing, and managing climate-related risks, including related to GHG emissions, to undergo a potentially costly and burdensome target-setting process.

As detailed above, we have taken, and continue to take, actions that demonstrate our commitment to reducing GHG emissions and our ambition to achieve our Path to Net Zero by 2050. We do not believe that it is in the Company’s or our shareholder’s best interest to disrupt such work to set a target at this time on a topic where we already have taken, and continue to take, action.

FOR THESE REASONS, YOUR BOARD UNANIMOUSLY RECOMMENDS
A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

INFORMATION ABOUT THE ANNUAL MEETING
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 24, 2023
General Information
This proxy statement and accompanying proxy, mailed or provided online, are furnished in connection with the solicitation by the Board of Directors (the Board) of Cintas Corporation, a Washington corporation (we, Cintas or the Company), of proxies to be used at the Annual Meeting of Shareholders (Annual Meeting) of Cintas to be held on October 24, 2023, and at any adjournment or postponement thereof. This year’s Annual Meeting will be a virtual meeting of shareholders, which means that you will be able to participate in the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/CTAS2023. Cintas will bear the costs of this solicitation. The Notice Regarding the Availability of Proxy Materials (the Notice) and, for those shareholders who requested paper copies, this proxy statement and accompanying proxy, were first mailed to our shareholders on or about September 12, 2023.

Attendance and Participation
We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Shareholders will have substantially the same opportunities to participate as they would have at an in-person meeting. Any shareholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/CTAS2023. The webcast will start at 11:30 a.m., Eastern Daylight Time, on October 24, 2023. We encourage shareholders to access the Annual Meeting webcast before the start time. On the day of the Annual Meeting, online access will begin at 11:15 a.m., Eastern Daylight Time.

If shareholders encounter any difficulties accessing the Annual Meeting webcast during the check-in or meeting time, there will be a technical support number posted on the virtual meeting login page for assistance. Technical support will be available beginning at 11:15 a.m., Eastern Daylight Time, on October 24, 2023 through the conclusion of the Annual Meeting.

The virtual Annual Meeting platform is fully supported across browsers (Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Shareholders should ensure that they have a strong internet connection if they intend to attend and/or participate in the Annual Meeting. Shareholders should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

Shareholders may vote and submit questions while connected to the Annual Meeting on the Internet. Shareholders may submit a question by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/CTAS2023, typing the question into the “Question” field and clicking “Submit.” Appropriate questions related to the business of the Annual Meeting (the proposals being voted upon) will be answered during the Annual Meeting, subject to time constraints. Any such questions that cannot be answered during the Annual Meeting due to time constraints will be posted and answered on our website at www.cintas.com, under About – Investor Relations as soon as practical after the Annual Meeting. Additional information regarding the ability of shareholders to ask questions during the Annual Meeting, related rules of conduct and other materials for the Annual Meeting will be available at www.virtualshareholdermeeting.com/CTAS2023.

Instructions on how to connect and participate in the Annual Meeting, including how to demonstrate proof of ownership of our common shares, are posted at www.virtualshareholdermeeting.com/CTAS2023. You must have your 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials), to be able to access the Annual Meeting.

Who may vote
Shareholders of Cintas, recorded in our stock register on August 28, 2023, may vote at the Annual Meeting. As of that date, Cintas had 102,415,616 shares of common stock outstanding, including 491,478 outstanding shares of restricted stock. Each share is entitled to one vote on each matter submitted to the shareholders at the Annual Meeting.

How to vote
If you are a registered shareholder, there are several ways for you to vote. You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. You may also vote by Internet before the date of the Annual Meeting, by proxy or by telephone using one of the methods described in the proxy card. We recommend you vote by mail, Internet or telephone even if you plan to attend the Annual Meeting. If you vote by Internet or telephone, please do not return the proxy card. If voting by mail, please complete, sign and date your proxy card enclosed with these proxy materials. If desired, you can change your vote during the Annual Meeting.

How proxies work
Cintas' Board is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct. You may vote for all, some or none of our director nominees. You may also vote for or against the other proposals or abstain from voting.

All proxies properly signed will, unless a different choice is indicated, be voted "FOR" the election of all nominees proposed by the Nominating and Corporate Governance Committee, "FOR" the resolution approving the compensation of our NEOs, "EVERY YEAR" on the advisory vote on the frequency of shareholder votes on our NEO compensation, "FOR" the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2024, "AGAINST" the shareholder proposal regarding greater disclosure of material corporate diversity, equity and inclusion data and "AGAINST" the shareholder proposal regarding managing climate risk through science-based targets and transition planning.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker or bank, you may get material from them asking how you want to vote. Specifically, if your shares are held in the name of your stockbroker or bank and you wish to vote in person at the virtual shareholder meeting, you should request your stockbroker or bank to issue you a proxy covering your shares.
If any other matters come before the meeting or any postponement or adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card.

Revoking a proxy
You may revoke your proxy at any time before the vote is taken by submitting a new proxy with a later date, by voting via the Internet or by telephone at a later time, by participating in the Annual Meeting live via the Internet and voting again or by notifying Cintas' Secretary in writing at the address under "Questions" on page 60.

Quorum
In order to carry on the business of the Annual Meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting, either by proxy or in person.

Votes needed
Each director nominee will be elected by the majority of the votes cast with respect to that nominee, subject to a resignation policy in our Bylaws that applies to any nominee who does not receive a majority of the votes cast. See "Election of Directors" on page 8. Approval of Proposals 2, 4, 5 and 6 requires the affirmative vote of the majority of the votes cast on each proposal. With respect to Proposal 3, the option receiving the greatest number of votes (every year, every two years or every three years) will be considered the frequency recommended by our shareholders. However, because this vote is advisory and not binding on the Board or the Company in any way, the Board may decide that it is in the best interests of our shareholders and our Company to hold an advisory vote on executive compensation more or less frequently than the option recommended by our shareholders. Approval of all other matters considered at the meeting, including postponement or adjournment, will require the affirmative vote of a majority of the votes cast.
Abstentions (including abstentions with respect to one or more nominees) and broker nonvotes count for quorum purposes.
Broker nonvotes occur when a broker returns a proxy, but does not have authority to vote on a particular proposal. Banks or brokers holding shares for beneficial owners must vote those shares as instructed. If the bank or broker has not received instructions from you, the beneficial owner, the bank or broker generally has discretionary voting power only with respect to the ratification of appointment of the independent registered public accounting firm. A bank or broker does not have discretion to cast votes with respect to Proposal 1, 2, 3, 5 or 6 unless it has received voting instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your bank or broker if your shares are held by such a bank or broker so that your votes with respect to these Proposals are counted.
Abstentions and broker nonvotes will have no effect on Proposals 1, 2, 3, 5 or 6. Because Proposal 4 is a "routine" matter, there will be no broker nonvotes on Proposal 4.

PROPOSALS FOR NEXT YEAR
Shareholders who desire to have proposals included in the Notice for the 2024 Annual Meeting of Shareholders must submit their proposals in writing to Cintas at its offices on or before May 15, 2024, and must comply with any and all requirements set forth in Cintas' Bylaws as such may be amended from time to time, in Rule 14a-8 under the Exchange Act and in the NASDAQ rules.
For shareholder proposals outside of Rule 14a-8, Cintas' Bylaws require that shareholders present items of new business and nominees for director not earlier than 150 days and at least 120 days prior to the date of the annual meeting. For the 2023 Annual Meeting, Cintas did not receive notice of any such matters from shareholders prior to 5:00 p.m. Eastern Time on June 26, 2023.
The form of Proxy for Cintas' Annual Meeting of Shareholders grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in Cintas' proxy statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2024 Annual Meeting, it must be received not earlier than 150 days and at least 120 days prior to the date of the meeting. If there is a change in the anticipated date of next year's Annual Meeting or these deadlines by more than 30 days, Cintas will notify all shareholders of this change through a report on Form 8-K, 10-Q or 10-K.
In addition to satisfying the foregoing requirements under Cintas’ Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Cintas’ nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to Cintas at its principal executive offices no later than 60 calendar days prior to the anniversary date of the 2023 Annual Meeting (for the 2024 Annual Meeting, no later than August 26, 2024). However, if the date of the 2024 Annual Meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2024 Annual Meeting is first made by Cintas.
SHAREHOLDERS SHARING
THE SAME ADDRESS
To the extent we deliver paper copies of our annual report to security holders, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, the SEC rules allow us to deliver a single copy of such proxy materials to any household at which two or more shareholders reside, if we believe the shareholders are members of the same family.
We will promptly deliver, upon oral or written request, a separate copy of our annual report to security holders, proxy statement, or Notice of Internet Availability of Proxy Materials to any shareholder residing at the same address as another shareholder and currently receiving only one copy of such proxy materials who wishes to receive his or her own copy. Similarly, multiple shareholders residing at the same residence that are currently receiving separate copies of our annual report to security holders, proxy statement or Notice of Internet Availability of Proxy Materials may request that a single copy of such proxy materials be delivered. Requests should be directed to our Corporate Secretary by phone at (513) 459-1200 or by mail to Cintas Corporation, 6800 Cintas Boulevard, P. O. Box 625737, Cincinnati, Ohio 45262-5737.

FUTURE ELECTRONIC ACCESS TO
PROXY MATERIALS AND ANNUAL REPORT
Registered shareholders can further reduce the costs incurred by the Company by consenting to receive all future proxy statements, proxy cards, annual reports to shareholders and Notices of Internet Availability of Proxy Materials, as appropriate, electronically via e-mail or the Internet. To sign up for electronic delivery of future proxy materials, you must vote your common shares electronically via the Internet by logging on to www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You will be responsible for any fees or charges that you would typically pay for access to the Internet.
COMPANY DOCUMENTS
AND COMMUNICATIONS
Cintas makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission (SEC), including Forms 10-K, 10-Q and 8-K. These filings are also available on the SEC's website (www.sec.gov). To access these filings, go to our website (www.cintas.com) and select About - Investor Relations - Financial Reports. Copies of Cintas' Annual Report on Form 10-K for the fiscal year ended May 31, 2023, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to: D. Brock Denton, Senior Vice President, General Counsel and Secretary, 6800 Cintas Boulevard, P.O. Box 625737
OTHER MATTERS
Cintas knows of no other matters to be presented at the meeting other than those specified in the Notice.

QUESTIONS
If you have questions or need more information about the Annual Meeting, including the address and share ownership information of the shareholder proponents, call (513) 459-1200 or write to:
D. Brock Denton
Senior Vice President, General Counsel and Secretary
6800 Cintas Boulevard
P. O. Box 625737
Cincinnati, Ohio 45262-5737.
For information about your record holding, contact Equiniti at 1-800-401-1957 or visit www.shareowneronline.com. We also invite you to visit Cintas' internet site at www.cintas.com. Internet site materials are for your general information and are not part of this proxy solicitation.

CINTAS®
READY FOR THE WORKDAY®

CINTAS CORPORATION
6800 CINTAS BOULEVARD
P.O. BOX 625737
CINCINNATI, OH 45262-5737
ATTN: LEISHA SMITH

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on October 23, 2023 for shares held directly and by 11:59 p.m. Eastern Time on October 19, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CTAS2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on October 23, 2023 for shares held directly and by 11:59 p.m. Eastern Time on October 19, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V22625-P97128

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CINTAS CORPORATION

1. Election of Directors	For	Against	Abstain
1a. Gerald S. Adolph	☐	☐	☐
1b. John F. Barrett	☐	☐	☐
1c. Melanie W. Barstad	☐	☐	☐
1d. Karen L. Carnahan	☐	☐	☐
1e. Robert E. Coletti	☐	☐	☐
1f. Scott D. Farmer	☐	☐	☐
1g. Martin Mucci	☐	☐	☐
1h. Joseph Scaminace	☐	☐	☐
1i. Todd M. Schneider	☐	☐	☐
1j. Ronald W. Tysoe	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To approve, on an advisory basis, named executive officer compensation.	☐	☐	☐

The Board of Directors recommends a vote of "1 YEAR" on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. To recommend, on an advisory basis, the frequency of the advisory vote on named executive officer compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
4. To ratify Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2024.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposals:

	For	Against	Abstain
5. A shareholder proposal regarding greater disclosure of material corporate diversity, equity and inclusion data, if properly presented at the meeting.	☐	☐	☐
6. A shareholder proposal regarding managing climate risk through science-based targets and transition planning, if properly presented at the meeting.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

NOTICE OF VIRTUAL ANNUAL MEETING OF SHAREHOLDERS

TUESDAY, OCTOBER 24, 2023 AT 11:30 A.M., EDT

Access to this year's virtual Annual Meeting of Shareholders will be available at www.virtualshareholdermeeting.com/CTAS2023. A replay of the Annual Meeting of Shareholders will be available for one year.

The Notice of Annual Meeting, the Proxy Statement and the Company's 2023 Annual Report are available at www.proxyvote.com.

V22626-P97128

CINTAS CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints SCOTT D. FARMER, TODD M. SCHNEIDER and J. MICHAEL HANSEN, and each or any of them, with full power of substitution, as proxies to vote at the Virtual Annual Meeting of Shareholders of Cintas Corporation (the "Company") to be held virtually at www.virtualshareholdermeeting.com/CTAS2023, on Tuesday, October 24, 2023, at 11:30 A.M. (Eastern Daylight Time), and at any postponement or adjournment thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company, which the undersigned would be entitled to vote as directed on the reverse side, and, in their discretion, upon such other matters as may come before the meeting or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side